Exhibit 10.5

FRANCHISE AGREEMENT (“Agreement”) dated June 15, 2012 (“Commencement Date”).

BETWEEN

BK ASIAPAC PTE. LTD., a company organized under the laws of Singapore and having a principal place of business at 101 Thomson Road, #13-03/04 United Square, Singapore 307591 (“FRANCHISOR”), and BURGER KING (SHANGHAI) RESTAURANT COMPANY LTD., a company organized under the laws of the People’s Republic of China and having a principal place of business at Room 704-708, Finance Square, No. 333 Jiujiang Road, Shanghai 200001, PRC (“BK Shanghai”), BK (Beijing) Restaurant Management Co., Ltd., a company organized under the laws of the People’s Republic of China and having a principal place of business at 5th Floor, Zhongfang Building, No. 19 Jianguomennei Street, Beijing 100005, PRC (“BK Beijing”), and BK Foods (Shenzhen) Co., Ltd., a company organized under the laws of the People’s Republic of China and having a principal place of business at Room 1803, International Chamber of Commerce Tower, Fuhua 3rd Road, Shenzhen 518048, PRC (“BK Shenzhen”) (individually and collectively, the “Franchisee”).

together referred to as the “parties”, and separately as a “party”.

INTRODUCTION

A.                                    FRANCHISOR or Affiliates has acquired the exclusive right to use the unique Burger King System and the Burger King Marks for the development and operation of quick service restaurants known as Burger King Restaurants throughout the Region.

B.                                    FRANCHISOR is engaged in the business of developing, operating and granting franchises to operate Burger King Restaurants throughout the Region using the Burger King System and the Burger King Marks and such other marks as FRANCHISOR may authorize from time to time for use in connection with Burger King Restaurants.

C.                                    FRANCHISOR has established a reputation and image with the public as to the quality of products and services available at Burger King Restaurants, which reputation and image have been and continue to be unique benefits to FRANCHISOR and its franchisees.

D.                                    Franchisee recognizes the benefits to be derived from being identified with and licensed by FRANCHISOR and being able to utilize the Burger King System including the Burger King Marks that FRANCHISOR makes available to its franchisees.

E.                                     Franchisee has requested FRANCHISOR to grant Franchisee a license to operate a Burger King Restaurant at the Locations.

F.                                      Franchisee desires to acquire a franchise to operate Burger King Restaurants at the Locations for the Terms specified in this Agreement.  Franchisee acknowledges that Franchisee has had a full and adequate opportunity to be thoroughly advised of the terms and conditions of this Agreement by financial and legal counsel of Franchisee’s own choosing and is entering into this Agreement after having made an independent investigation of FRANCHISOR’s operations and not upon any representation as to the profits and/or sales volume which Franchisee might be expected to realize, nor upon any representations or promises by FRANCHISOR which are not contained in this Agreement or the MFDA.

G.                                    Each Franchised Restaurant will be opened and operated in accordance with this Agreement and an individual Unit License Addendum (“Unit Addendum”) to be entered into between FRANCHISOR and Franchisee, the form of which is attached as Schedule B, and which will identify the location for the Franchised Restaurant.  Each reference in this Agreement to a Unit Addendum shall include a Renewal Unit Addendum, to the extent applicable.

H.                                   On or about the date of this Agreement, Franchisee entered into a Master Franchise and

Development Agreement with FRANCHISOR (the “MFDA”), which agreement provides for, among other things, the development of Burger King Restaurants in the Territory pursuant to the terms and conditions of the MFDA.

In consideration of the fees and other sums payable by Franchisee under this Agreement and the mutual covenants made in this Agreement, the parties agree as follows:

AGREEMENT

1.                          Definitions

1.1                           Definitions.

In this Agreement the following terms, phrases and expressions shall have the following meanings:

“Acceptance Notice”	has the meaning set forth in clause sub-clause 14.3(e).

“Ad Fund”

means the advertising fund formed by FRANCHISOR by combining the Advertising Contribution with advertising contributions paid in respect of all Burger King Restaurants in the Territory, and managed by Franchisee until the occurrence of an MFDA Termination Event or until FRANCHSOR terminates Franchisee’s right to manage the Ad Fund under clause 10(7) of the MFDA.

“Administrative Expenses”

means all general and administrative expenses and overhead associated with managing, administering and maintaining the Ad Fund, including, without limitation, salaries of relevant FRANCHISOR employees or employees of FRANCHISOR’s Affiliates. All direct Administrative Expenses shall be paid from the Ad Fund Account; provided, however, that Administrative Expenses shall not exceed 15% of the Ad Fund Account in any Year.

“Advertising Contribution”	means the monthly amount payable under clause 8.2 calculated by multiplying the Gross Sales for the previous month by the Advertising Percentage.

“Advertising Percentage”	means the percentage specified as such in Schedule A.

“Affiliate”	means any Person which directly or indirectly Controls, is Controlled by, or is under common Control with another Person.

“Agreement Term”

means the term commencing on the Commencement Date and expiring on the date on which all Unit Addenda executed in connection herewith have expired or terminated, unless earlier terminated in accordance with the terms of this Agreement.

“Anti-Corruption Laws”

means the FCPA and all other anti-corruption, fraud, kickback, anti-money laundering, anti-boycott laws, regulations or orders, and all similar laws, or regulations or orders in the Territory and any other relevant jurisdictions.

“Approved Products”

means the food and beverage items and any merchandise or promotional products, and the types, brands and ranges of ingredients, packaging, merchandise or materials of menu items and products and any other products, materials or services specified and as approved in the MOD Manual or otherwise approved by FRANCHISOR from time to time.

“Approved Supplier”

means a supplier or distributor who has been approved by FRANCHISOR or any of its Affiliates to supply the Approved Products and any other goods or services for Burger King Restaurants in the country in which the Franchised Restaurant is located.

“Assets”	has the meaning set forth in sub-clause 14.3(a).

“Authority”

means any federal, state, municipal, local or other governmental department, commission, board, bureau, agency or instrumentality, or any administrative, judicial or arbitration court or panel, with jurisdiction over the applicable matter.

“Burger King Domain Names”	has the meaning set forth in clause 1(1) of the MFDA.

“Burger King Intellectual Property Rights”	has the meaning set forth in clause 1(1) of the MFDA.

“Burger King Logo”	means the principal logo used by FRANCHISOR from time to time in respect of the Burger King System.

“Burger King Marks”

means the trademarks, service marks, trade names, trade dress, logos (including but not limited to the Burger King Logo), slogans, designs and other commercial symbols and source-identifying indicia (and the goodwill associated therewith) used in the operation of Burger King Restaurants and the Burger King System, whether registered, applied for or unregistered.

“Burger King Restaurant”	means a quick service or fast food restaurant operating under the Burger King System and utilizing the Burger King Marks.

“Burger King System”

means the unique restaurant format and operating system developed by FRANCHISOR and/or its Affiliates for the development and operation of quick service or fast food restaurants, and to which FRANCHISOR has the right to license, including proprietary designs and color schemes for restaurant buildings, equipment, layout and décor, proprietary menu and food preparation and service formats, uniform product and quality specifications, training programs, restaurant operations manuals, bookkeeping and report formats, marketing and advertising formats, promotional marketing items and procedures for inventory and management control. The term “Burger King System” also includes the Current Image, the Burger King Marks, Burger King Domain Names, Burger King Intellectual Property Rights, and all Confidential Information, other proprietary information, copyrights and other intellectual property rights relating to the system, and any modifications, amendments, improvements and/or other changes FRANCHISOR and/or any of its Affiliates may make to the system from time to time, in their sole discretion.

“Business Day”	means a day other than a Saturday, Sunday, or a public holiday in Hong Kong, on which banks are open in Hong Kong for general commercial business.

“Commencement Date”	means the date on which this Agreement is deemed to be effective, which shall be the date set forth in the heading of this Agreement.

“Competitor”	means any Person who owns, operates, or licenses another Person to operate a Quick Service Restaurant and/or any Affiliate of such Person. For the purposes of this definition, the term “Competitor” shall also include (i) any director or officer of such Person or Affiliate of such Person, (ii) any entity Controlled by such Person or Affiliate, either through the direct or indirect ownership of equity interests, a contractual arrangement with one or more equity holders or otherwise, (iii) any entity by means of which, upon such entity becoming a shareholder of the JVC, such Person or Affiliate would have the right to receive Confidential Information of the JVC, or a right to audit the books and records of the JVC, and (iv) any immediate family member of such Person (or any Affiliate of any of the foregoing).

“Confidential Information”	has the meaning set forth in clause 11.3.

“Control” or “Controlled”

means the ownership, whether by ownership of securities, contract, proxy or otherwise, of shareholding or contractual rights of a Person that assures (i) the majority of the votes in the resolutions of such Person, or (ii) the power to appoint the majority of the managers or directors of such Person, or (iii) the power to direct or cause the direction of the management or policies of such Person, and the related terms “Controlled by,” “Controlling” or “under common Control with” shall be read accordingly.

“Current Image”

means the internal and external physical appearance of new or remodeled Burger King Restaurants including, without limitation, as it relates to signage, fascia, color schemes, menu boards, lighting, furniture, finishes, décor, materials, equipment and other matters generally applicable to FRANCHISOR’s operations in the country in which the Franchised Restaurant is located as may be changed from time to time by FRANCHISOR, in its sole discretion.

“Damages”	has the meaning set forth in sub-clause 15.6(b).

“days”	means calendar days or day unless otherwise expressly provided.

“Development Rights”	means those rights granted to Franchisee under clause 4(1) of the MFDA.

“Dispute”	has the meaning set forth in sub-clause 18.2(b).

“Early Closure Restaurant”	has the meaning set forth in clause 6(4) of the MFDA.

“Existing PRC Company
Restaurants”	has the meaning set forth in clause 1(1) of the MFDA.

“Expired Restaurant”	has the meaning set forth in clause 15.2.

“FCPA”	means the U.S. Foreign Corrupt Practices Act of 1977, as amended.

“Final Judgment”	has the meaning set forth in sub-clause 12.5(d).

“Franchise Fee”	means the applicable amount set forth in this Agreement and Schedule A, and specified in Schedule B.

“Franchised Restaurant”	means the land, building and improvements at each Location used or associated with the use of the premises as a Burger King Restaurant,

and the Burger King Restaurant business carried on by Franchisee at each Location for which Franchisee has executed a Unit Addendum.

“FRANCHISOR Indemnified Parties”	means FRANCHISOR, its Affiliates and their respective directors, officers, employees, shareholders, and agents.

“Gross Sales”

includes all sums charged or received in cash or by credit (and regardless of collection in the case of credit) for goods or merchandise sold or otherwise disposed of, or services provided or performed at or from a Franchised Restaurant, and all other revenue and income of every kind and nature related to the Franchised Restaurant. The sale of Burger King products away from the Franchised Restaurant is not authorized; however, should any such sales occur or be approved in the future, they will be included within the definition of Gross Sales. Gross Sales excludes any federal, state, county or city tax, excise tax, or other similar taxes collected by Franchisee from customers based upon sales and cash received as payment in credit transactions where the extension of credit itself has already been included in the figure upon which the Royalty and Advertising Contribution is calculated.

“Interest”	has the meaning set forth in sub-clause 14.1(f).

“Internet”	has the meaning set forth in clause 1(1) of the MFDA.

“Investment Agreement” or “JVIA”	means the Joint Venture and Investment Agreement, by and between BKAP and Investor dated as of May 11, 2012.

“Investor”	means Pangaea Foods, SPC for the account of Pangaea Foods (China), SP.

“IP Transferee”	has the meaning set forth in sub-clause 18.7(b).

“JVC”	means Pangaea Foods (China) Holdings, Ltd, a company incorporated under the laws of the Cayman Islands.

“Law”

means any laws, rules, statutes, decrees, regulations, circulars, ordinances or orders, including all applicable public, environmental, and competition laws and regulations; and any administrative decisions, judgments and other pronouncements enacted, issued, promulgated, enforced or entered by any Authority.

“Legal Order”	has the meaning set forth in clause 11.4.

“Location” or “Locations”

means all of the land and any buildings and other improvements located from time to time at the address specified in the Unit Addendum for each Franchised Restaurant operated pursuant to this Franchise Agreement.

“Losses”

means any actions, suits, hearings, proceedings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, losses, amounts paid in settlement, penalties, fines, damages (including punitive, special and consequential damages), lost profits, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses incurred in investigating, preparing or defending any claims covered hereby).

“Managing Owner”	means the person referred to in clause 4.3 and specified as such in Schedule A.

“Metropolitan Urban Area”	means any area that is designated as an “urban area” by a competent Authority in a municipality or prefecture-level city within the Territory.

“MFDA”	has the meaning set forth in Recital H.

“MFDA Termination Event”	means either that the Development Rights have been terminated or the MFDA has been terminated in its entirety.

“MOD Manual”

means the manual of operating data (whether in one or more volumes, in electronic or hard copy format, and as updated by FRANCHISOR from time to time in its sole discretion), including all translations and copies, setting out FRANCHISOR’s mandatory restaurant operating, equipment and product standards, specifications and procedures as issued and amended from time to time by FRANCHISOR or any of its Affiliates and includes any requirements of FRANCHISOR relating to such matters, whether or not physically incorporated into the manual. The MOD Manual currently includes the Burger King Operations Manual, the Restaurant Equipment Manual, the Approved Brands and Distributors List, the Brand Standards Guide, the Ops Emphasis Guide, alerts and amendments thereto, and applicable policies established by FRANCHISOR or its Affiliates from time to time, in FRANCHISOR’s sole discretion.

“New Restaurant”	has the meaning set forth in clause 2.3.

“Notice of Dispute”	has the meaning set forth in sub-clause 18.2(b).

“Offer”	has the meaning set forth in sub-clause 14.3(a).

“Offer Notice”	has the meaning set forth in sub-clause 14.3(a).

“Offer Period”	has the meaning set forth in sub-clause 14.3(d).

“Opening Date”	means the date specified as such in each Unit Addendum, being the date on which Franchisee is to commence operations of such Franchised Restaurant under this Agreement.

“Operations Director”	means the person referred to in clause 4.4 and specified as such in Unit Addendum.

“Payment Restriction”	has the meaning set forth in sub-clause 8.8(b).

“Permitted Transfer”	has the meaning set forth in sub-clause 14.1(a).

“Person”	means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Authority or other entity.

“Poll or Polling”	means any process acceptable to FRANCHISOR by which information or data about the Franchised Restaurant may be transmitted to or from a POS System or other system operated by

Franchisee or its agents into a computer or system operated by FRANCHISOR or its agents.

“POS System”

means a point of sale computerized system consisting of electronic hardware and software technology, which captures, records and transmits sales, taxes on sales, number, date and time of transactions, products and combinations of products sold and employees using the system and such other related information as may be required by FRANCHISOR from time to time, in its sole discretion.

“PRC”	means the People’s Republic of China, which for the purpose of this Agreement excludes Taiwan and the Special Administrative Regions of Hong Kong and Macau.

“Public Company”	means a company that has issued securities through an offering which are now traded on at least one stock exchange or over-the-counter market.

“Quick Service Restaurant”	means any restaurant which does not offer table service as the principal method of ordering or food delivery.

“Radius Restrictions”	has the meaning set forth in clause 2.3.

“Reference Rate”	has the meaning set forth in sub-clause 8.8(a).

“Region”

means the Asia Pacific region, which is comprised of the following countries: Australia, Bangladesh, Bhutan, Brunei, Burma/Myanmar, Cambodia, Fiji, Guam, Hong Kong, India, Indonesia, Japan, Kiribati, Laos, Macao, Malaysia, Maldives, Marshall Islands, Micronesia, Mongolia, Nauru, Nepal, New Zealand, North Korea, Pakistan, Palau, Papua New Guinea, the Philippines, the PRC, Republic of China (Taiwan), Samoa, Singapore, Solomon Islands, South Korea, Sri Lanka, Thailand, Timor-Leste, Tonga, Tuvalu, Vanuatu and Vietnam.

“Registered User Agreement”	has the meaning set forth in clause 11.7.

“Renewal Notice”	has the meaning set forth in sub-clause 2.5.1(a).

“Renewal Unit Addendum”	has the meaning set forth in sub-clause 2.5.1.

“Required Country”	has the meaning set forth in sub-clause 8.8(a).

“Required Currency”	has the meaning set forth in sub-clause 8.8(a).

“Restaurant Manager”	means the person referred to in clause 4.5 of this Agreement.

“Royalty”	means the monthly amount payable under clause 8.1 calculated by multiplying the Gross Sales for the previous month by the applicable Royalty Percentage.

“Royalty Percentages”	means the applicable percentages set forth in Schedule A and specified in Schedule B.

“Sales Transfer Study”	means a study conducted by an independent vendor selected by FRANCHISOR to determine the amount by which a Franchised Restaurant’s sales may transfer to a New Restaurant.

“Standards”

means the standards, specifications and procedures for Burger King Restaurants issued, directed and amended by FRANCHISOR and/or its Affiliates from time to time in their sole discretion, including those contained from time to time in the MOD Manual, Image Manual, Signage Manual, Equipment Manual and Brand Standards Guide, Domain Name Registration Guide, General Terms and Conditions of Supply and Distribution and Quality Assurance Standards (and such superseding or additional documents as may be issued by FRANCHISOR and/or its Affiliates from time to time).

“Suburban Area”	means any area that is not a Metropolitan Urban Area within the Territory.

“Term”	means, with respect to each Unit Addendum, the period specified as such in each Unit Addendum, commencing on the Opening Date.

“Terminated Restaurant”	has the meaning set forth in sub-clause 15.1(A).

“Termination Notice”	has the meaning set forth in sub-clause 15.8(a).

“Termination Period”	has the meaning set forth in clause 15.8.

“Territory”	means the de jure boundaries of the PRC.

“Transaction Agreements”	means this Agreement, the MFDA and the Investment Agreement.

“Transfer” or “Transferred”

means to sell, convey, assign, license, lease, charge, pledge, mortgage, encumber or otherwise dispose of in whole or in part. For purposes of clause 14.1, a Transfer shall include the issuance of equity interests by Franchisee.

“Transfer Date”	means the effective date that an Interest is Transferred pursuant to clause 14.1.

“Transfer Fee”	means the amount payable under sub-clause 14.2(l).

“Transferee”	means the prospective recipient of a Transfer.

“Unit Addendum”

means the Unit License Addendum set forth in Schedule B to this Agreement, which will identify, among other things, the Location of each Franchised Restaurant. The term “Unit Addendum” shall include any Renewal Unit Addendum.

“Unregistered Marks”	has the meaning set forth in clause 11.7.

“VAT”	means value added tax payable under the legislation of the Territory.

2.                          Franchise Grant; Franchise Fee

2.1                   Franchise Grant.

At the request of Franchisee and in reliance on the application and information furnished by Franchisee, subject to clause 2.3 below, FRANCHISOR grants to Franchisee a non-exclusive license to use the Burger King System, including the Burger King Marks, solely in connection with the operation of a Burger King Restaurant at the Locations for the Terms on the terms and conditions set forth in this Agreement and each Unit Addendum.  Franchisee accepts this license with the full and complete understanding that the license contains no promise or assurance of renewal or the granting of a new license at the expiration of the applicable Term, except as set forth in clause 2.5.

2.2                   Franchise Fee.

On the Commencement Date, each Franchisee will enter into a Unit Addendum with respect to each of its Existing PRC Company Restaurants and deliver it to FRANCHISOR.  On the Commencement Date, in accordance with clause 4(4) of the MFDA, Franchisee will pay FRANCHISOR a total of (This material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the Commission.) in Franchise Fees in connection with the issuance of a Unit Addendum for the Existing PRC Company Restaurants.

Except as set forth in the previous paragraph, Franchisee must pay the applicable Franchise Fee as set forth in Schedule A to FRANCHISOR upon execution of the applicable Unit Addendum at least seven (7) days prior to the Opening Date.  A total of (This material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the Commission.) will be due and payable in connection with the issuance of the Unit Addendum for the first six (6) Franchised Restaurants opened after the Commencement Date.

Each such Franchise Fee shall be non-refundable and deemed fully earned by FRANCHISOR upon execution of the applicable Unit Addendum.  The Franchise Fee and the Royalty payable under clause 8.1 are in consideration solely for the grant of rights in clause 2.1 with respect to each Unit Addendum and are not for FRANCHISOR’s performance of any specific obligations or services.

2.3                   No Exclusivity.

Franchisee acknowledges and agrees that the license conferred under this Agreement is for the operation of a Burger King Restaurant for the applicable Terms at the Locations only, and that subject to the second paragraph below,  Franchisee has no right to any exclusive territory, market or trade area or to object to the development or location of any additional franchised or company operated Burger King Restaurants, or other food outlets operating under a trade or service mark or system owned or licensed by FRANCHISOR or any of its Affiliates under this Agreement.  FRANCHISOR (and its Affiliates, if applicable) may in its sole business judgment develop, operate, license or franchise additional Burger King Restaurants or other food outlets operating under a trade or service mark or system owned or licensed by FRANCHISOR or any of its Affiliates anywhere, including sites in the immediate proximity of the Franchised Restaurant and/or in the same territory, market or trade area of the Franchised Restaurant. Franchisee hereby waives any right it has, may have, or might in the future have, to oppose the development or location of other Burger King Restaurants, and any claim for compensation from FRANCHISOR or any of its Affiliates in respect of any and all detriment or loss suffered by it as a result of the development and location of additional Burger King Restaurants.

Notwithstanding the foregoing, neither FRANCHISOR nor its Affiliates may develop or grant another Person the right to develop a Burger King Restaurant in the Territory (a “New Restaurant”), (i) in the same terminal as a Franchised Restaurant situated in any airport location or in the same building as a Franchised Restaurant situated in any train station, or (ii) within 700 meters of a Franchised Restaurant that is situated in a Suburban Area or within 300 meters of a Franchised Restaurant that is situated in a Metropolitan Urban Area (other than airport or train station locations) (the “Radius Restrictions”).  If FRANCHISOR or its Affiliate wishes to develop or grant another Person the right to develop a New Restaurant within the Radius Restrictions, it will engage an independent valuation expert selected by FRANCHISOR to perform a Sales Transfer Study.  FRANCHISOR will be responsible for the cost of the Sales Transfer Study.  If the results of the Sales Transfer Study show a projected impact on the Franchised Restaurant of twelve percent (12%) or more, FRANCHISOR or its Affiliate, as applicable, shall not develop or approve the development of the New Restaurant.  If the results of the Sales Transfer Study show a projected impact on the Franchised Restaurant of less than twelve percent (12%), FRANCHISOR or its Affiliate may develop or grant another Person the right to develop the New Restaurant.

The foregoing provisions of this clause 2.3 shall not apply during such time as the Development Rights are in effect.

2.4                  Expiration.

The license granted pursuant to each Unit Addendum shall expire at the end of the applicable Term unless sooner terminated in accordance with the terms and conditions set forth in this Agreement with respect to such Location.  After the applicable Term, Franchisee will have no further right to operate the applicable Burger King Restaurant to which such Unit Addendum relates, except as set forth in clause 2.5.  For the avoidance of doubt, the terms of each Unit Addendum will survive in their totality after any expiration or earlier termination of this Agreement in accordance with its terms, and the applicable terms and conditions of this Agreement will continue to govern the parties’ relationship until the expiration or earlier termination of each respective Unit Addendum, and the rights and obligations of the parties, with respect to operation of each Franchised Restaurant under each Unit Addendum that remains in effect.

2.5      Option to Obtain Renewal Unit Addendum.

2.5.1         Franchisee shall have, exercisable on the expiration date of the Term of the applicable Unit Addendum for each Franchised Restaurant, an option to obtain a renewal  of the initial Unit Addendum for that Franchised Restaurant (“Renewal Unit Addendum”) for a term equal to the term of years of the initial Unit Addendum for such Franchised Restaurant, provided that:

(a)                                       Franchisee has given FRANCHISOR written notice (“Renewal Notice”) of its intention to exercise its option to obtain a Renewal Unit Addendum at least three (3) months prior to the expiration of the Term of the Unit Addendum.

(b)                                       Franchisee, at the time of the Renewal Notice and at the time of the expiration of the Term of the Unit Addendum, is not in breach in any material respect of this Agreement (and the Unit Addendum) with respect to the following: (i) Franchisee has operated the Franchised Restaurant in accordance with the terms and conditions of this Agreement, including, but not limited to, substantial compliance with the Standards; (ii) Franchisee has satisfied, in a timely fashion, all material financial obligations in accordance with the terms and conditions of this Agreement; (iii) Franchisee has maintained, improved, altered, replaced and remodeled the Franchised Restaurant, including, without limitation, the Location, signs and equipment throughout the Term in accordance with the terms and conditions of this Agreement; and (iv) Franchisee shall have completed, not more than five (5) years prior to the expiration of the Term, the improvements, alterations, remodeling or rebuilding of the interior and exterior of the Franchised Restaurant so as to reflect the then Current Image of Burger King Restaurants, pursuant to such plans and specifications as FRANCHISOR reasonably approves.

(c)                                        Within thirty (30) days of receipt of the Renewal Notice, FRANCHISOR shall advise Franchisee in writing if Franchisee is not eligible to obtain a Renewal Unit Addendum for the Franchised Restaurant, specifying the reasons for such ineligibility, and identifying whether such deficiencies are capable of cure.  If such deficiencies are capable of cure, Franchisee must cure the deficiencies by no later than ten (10) days prior to the expiration of the Term of the Unit Addendum. For the avoidance of doubt, if, between the date of the Renewal Notice and the expiration date of the Term, any act, circumstance or omission causes Franchisee to become ineligible to obtain a Renewal Unit Addendum then FRANCHISOR must advise Franchisee in writing thereof, specifying the deficiency and identifying a cure period, if applicable.

(d)                                       Franchisee has the right to remain in possession of the Location, whether through a lease or ownership of the premises, for the term of the Renewal Unit Addendum.

(e)                                        If the Development Rights are no longer in effect, Franchisee must meet all then current financial ratios FRANCHISOR uses to evaluate new franchisees for financial approval.

(f)                                         Franchisee executes (i) the applicable form of the then current Renewal Unit Addendum, which may differ from this Agreement as to royalty, advertising contributions and ownership requirements, as well as other terms and conditions; and (ii) a general release of FRANCHISOR and its Affiliates in a form satisfactory to FRANCHISOR.  Franchisee shall, upon execution of the Renewal Unit Addendum, pay to FRANCHISOR the then current franchise fee.  Notwithstanding the preceding two sentences, unless an MFDA Termination Event has occurred prior to the time Franchisee elects to exercise its renewal option, the then form of Franchise Agreement and Unit Addendum shall be in the form of this Franchise Agreement and attached Unit Addendum, subject to any changes in the amount of the Franchise Fee and the rate of Royalties and Advertising Contributions to be paid after twenty (20) years from the Commencement Date.

2.5.2         While the Development Rights are in effect, Franchisee shall have, exercisable on the expiration date of the Term of the Renewal Unit Addendum for a Franchised Restaurant, an option to obtain successive additional Renewal Unit Addenda for that Franchised Restaurant for a term equal to the term of years of the then expiring Renewal Unit Addendum, subject to a maximum cumulative term (for a Unit Addendum and all Renewal Unit Addenda) for each Franchised Restaurant of forty (40) years, and provided that the requirements set forth in sub-clauses 2.5.1 (a) through 2.5.1(f), inclusive, are satisfied.

2.5.3.      For the avoidance of doubt, while the Franchisee has the renewal rights set forth above under each Unit Addendum, Franchisee has no right to, and FRANCHISOR has no obligation to, grant a renewal or execute a new Unit Addendum for any new Location following the expiration or early termination of this Agreement.

3.                          Continuous Operation

3.1                   Operate Throughout Term.

Franchisee must commence to operate each Franchised Restaurant on the Opening Date and, subject to clause 3.2, must operate each Franchised Restaurant in accordance with this Agreement continuously throughout the Term of the Unit Addendum.  Franchisee expressly agrees that any failure to do so shall constitute a material act of default under this Agreement and the applicable Unit Addendum with respect to such Franchised Restaurant, and FRANCHISOR shall be entitled to collect all actual and consequential damages (including lost profits) incurred as a result of any failure to so operate continuously for the full Term of the Unit Addendum.

3.2                   Exceptions.

Franchisee may cease operations to the extent necessary to comply with the requirements of FRANCHISOR or any Authority with jurisdiction over a Franchised Restaurant that it (a) repair, clean, remodel, or refurbish the Location; (b) complete repairs at the Location, subject to FRANCHISOR’s prior approval; or (c) resolve an emergency situation which would endanger the public or Franchisee’s employees so long as Franchisee takes all actions reasonably necessary to resume operations in light of the circumstances presented.  FRANCHISOR must grant or deny the approval required under this clause 3.2 within five (5) Business Days of receiving the request for approval from Franchisee.  Failure by FRANCHISOR to grant or deny the approval within the allotted time period shall constitute an approval of the request.

4.                          Organization of Franchisee

4.1                   Sole Purpose Entity.

Franchisee covenants that the sole purpose and business activity of Franchisee is, and will remain throughout the Agreement Term, to (i) develop, establish and operate Burger King Restaurants, and (ii) perform all rights and obligations of Master Franchisee (as defined in the MFDA) under the MFDA and related agreements in all material respects. Franchisee further covenants that, to the extent permissible by Law and except as expressly permitted in any of the Transaction Agreements, its governing documents will at all times during the Agreement Term and the Term of any Unit Addenda restrict its purpose and business activity to (i) developing, establishing and operating Burger King

Restaurants, and (ii) performing all rights and obligations of Master Franchisee under the MFDA and related agreements.  In addition, the governing documents will, at all times during the Term, mandate the designation of a Managing Owner and describe the Managing Owner’s authority to bind the Franchisee and to direct any actions necessary to ensure compliance with this Agreement and any other agreements related to the Franchised Restaurants.

4.2                   Principals.

Franchisee agrees to furnish to FRANCHISOR upon FRANCHISOR’s request from time to time a list of all shareholders or ownership interests in all classes of shares or ownership interests in Franchisee. This clause 4.2 shall not apply if Franchisee (or any relevant Affiliate) is a Public Company or if the Investment Agreement is then in effect (so long as FRANCHISOR is then a party).

4.3                  Managing Owner.

(a)               Franchisee must at all times during the Agreement Term and the Term of any Unit Addenda employ a Managing Owner who must be a natural Person and who shall be the Chief Executive Officer, Chief Financial Officer, Chief Operations Officer or any other officer of Franchisee with equivalent responsibilities, and such officer shall take steps consistent with his or her role as such corporate officer to direct and oversee Franchisee’s compliance with this Agreement and other agreements relating to the Franchised Restaurants.

(b)               No change in the Managing Owner may be made without the prior approval of FRANCHISOR. For the avoidance of doubt, FRANCHISOR’s failure to provide any response regarding the request for approval within sixty (60) days of receiving the request from Franchisee shall constitute an approval of the request.   If for any reason the person approved by FRANCHISOR as the Managing Owner ceases to hold that position in Franchisee, as soon as practicable, and in any event no later than ninety (90) days after such cessation, Franchisee must appoint a new Managing Owner that is approved in advance by FRANCHISOR in its reasonable discretion.  This sub-clause 4.3(b) shall not apply if the Investment Agreement is then in effect (so long as FRANCHISOR is then a party and has the right to appoint at least one (1) member of the Board of Directors of the JVC).

(c)                If a person other than the Managing Owner is approved by FRANCHISOR to act as the Operations Director pursuant to clause 4.4, the Managing Owner shall nevertheless devote substantial time and attention to the management and oversight of the Franchised Restaurants, and shall be available for meetings as requested by FRANCHISOR.  This sub-clause 4.3(c) shall not apply if the Investment Agreement is then in effect (so long as FRANCHISOR is then a party and has the right to appoint at least one (1) member of the Board of Directors of the JVC).

4.4             Operations Director.

(a)               Franchisee must appoint, employ and authorize an Operations Director who must either be the Managing Owner or any other natural person approved in advance by FRANCHISOR in FRANCHISOR’s reasonable discretion. For the avoidance of doubt, FRANCHISOR’s failure to provide any response regarding the request for approval within sixty (60) days of receiving the request from Franchisee shall constitute an approval of the request.  The Operations Director at the date of this Agreement is the person specified as such for the Franchised Restaurant in each Unit Addendum.

(b)               The Operations Director shall devote his or her full time and reasonable efforts to the overall supervision and day-to-day operations of the Franchised Restaurants (and any other Burger King Restaurants in respect of which he or she is approved by FRANCHISOR as the Operations Director).   Franchisee covenants that the Operations Director will at all times have the authority to direct any action necessary to ensure that the day-to-day operation of the Franchised Restaurants is in compliance with the Standards.

(c)                The Operations Director must live in the vicinity of the business office of the Franchisee in the Territory, as the term “vicinity” is defined for Operations Directors by FRANCHISOR from time to time, in its reasonable discretion.

(d)               If the approved Operations Director ceases to hold that position in Franchisee, Franchisee shall, as soon as practicable, and in any event no later than ninety (90) days after such cessation, appoint a replacement who, subject to clause 4.4(a), must be approved in advance by FRANCHISOR in its reasonable discretion. For the avoidance of doubt, FRANCHISOR’s failure to provide any response regarding the request for approval within sixty (60) days of receiving the request from Franchisee shall constitute an approval of the request.

(e)                If Franchisee seeks FRANCHISOR’s approval of a Person other than the Managing Owner to act as the initial or replacement Operations Director, Franchisee understands that in deciding whether to approve such Person, FRANCHISOR may consider the reasons for having different persons in such roles, the respective levels of financial commitment (such as percentage of ownership, if applicable) of the individuals, the number of Franchised Restaurants operated by Franchisee, the management structure and quality of Franchisee’s operations, whether the Managing Owner will also commit to devote full time and attention and reasonable efforts to the operation of Franchised Restaurants and such other factors as FRANCHISOR may deem appropriate for consideration.

4.5                   Restaurant Manager.

At all times during the Term of each Unit Addendum, Franchisee must appoint and employ at least one (1) Restaurant Manager for each Franchised Restaurant who shall be responsible for the direct, personal day-to-day supervision of the Franchised Restaurant.

4.6                   Employees.

Franchisee shall hire all employees of the Franchised Restaurants and shall be solely responsible for the terms of their employment and compensation.  Franchisee shall comply in all material respects, with all mandatory governmental programs, legislation and requirements related to employees, including without limitation, employment insurance, workers compensation, labor and other employee benefit programs.

4.7                   No Change in Organization.

Franchisee must notify FRANCHISOR of any changes to, and at FRANCHISOR’s request provide copies of, any organizational or other governing documents of Franchisee.  No amendments or revisions to such governing documents may be made or adopted without the approval of the FRNACHISOR if such amendment or revisions would: (a) change the description of Franchisee’s sole purpose or authorized activities as contemplated under clause 4.1 above; (b) change the designation of, or the procedures for designating, the Managing Owner; (c) change the authority delegated to the Managing Owner or the Operations Director; or (d) materially alter promises or representations contained in Franchisee’s applications or distribution plans submitted to and approved by FRANCHISOR. This paragraph shall not apply if the Investment Agreement is then in effect (so long as FRANCHISOR is then a party to the Investment Agreement and has the right to appoint at least one (1) member of the Board of Directors of the JVC).

Franchisee may not take any action, whether directly or indirectly, without the approval of the FRANCHISOR, to avoid the authority requirements for the Managing Owner and the Operations Director, respectively.  Franchisee must provide FRANCHISOR with such evidence as FRANCHISOR may in its reasonable discretion request from time to time with a prior notice to assure FRANCHISOR that the activities and purpose of Franchisee, and the authority of the Managing Owner and Operations Director, respectively, remain as required by this Agreement.

4.8                   Licenses and Permits

Subject to clause 2.3 of the MFDA, Franchisee shall obtain, secure and maintain in force all material licenses, permits and certificates required in the operation of the Franchised Restaurants in accordance with all applicable Laws, pay promptly or ensure payment of all taxes and assessments when due (save for any amount which is subject to a good faith dispute), and operate the Franchised Restaurants in substantial compliance with all applicable Laws, including, without limitation, those relating to occupational hazards, health, safety, employment, workers’ compensation insurance (if any), unemployment insurance, payment of taxes owed to any Authority and the Anti-Corruption Laws.

During the period set forth in clause 2(3) of the MFDA, Franchisee shall not be deemed in breach of the foregoing paragraph with respect to any non-compliance that exists with respect to Existing PRC Company Restaurants.

5.                          Standards and Uniformity

Franchisee agrees to comply at all times with all elements of the Burger King System, which it acknowledges is a necessary and reasonable requirement in the interests of Franchisee and others operating under the Burger King System.  Franchisee shall use the Burger King System and all rights granted under this Agreement in compliance with the quality standards used or adopted by FRANCHISOR from time to time.  FRANCHISOR shall at all times have the right (but shall not be under an obligation) to monitor Franchisee’s use of the Burger King System to control the quality of goods sold and services rendered by Franchisee at Franchised Restaurants and to enforce Franchisee’s compliance with the relevant Standards.  Franchisee shall at all times comply fully with any requests, demands or suggestions of FRANCHISOR regarding compliance with the Standards.  Notwithstanding anything to the contrary in this Agreement, without limitation and subject to the preceding provisions of this clause 5, Franchisee must at all times comply with the following covenants:

5.1                   Operations Standards.

(a)               Franchisee must substantially comply with the MOD Manual.  A copy of the MOD Manual must be kept at each Franchised Restaurant at all times and all changes or additions to it must be inserted upon receipt.  In the event of any conflict between the MOD Manual kept at a Franchised Restaurant and the master copy maintained by FRANCHISOR or its Affiliates in Miami, Florida (or such other place as may be designated by FRANCHISOR’s Affiliate), the master copy shall govern.

(b)               Franchisee agrees that changes in the Standards may become necessary or desirable from time to time and Franchisee must accept and comply with such modifications, revisions and additions to the MOD Manual as FRANCHISOR in its sole discretion believes to be necessary or desirable on the condition that such modifications, revisions and additions are communicated to the Franchisee.

(c)                The Standards and any changes to them made from time to time and communicated to Franchisee shall be and shall be deemed to be part of this Agreement.

5.2                  Building and Premises.

(a)               Exclusive Use.  The Locations must be used exclusively during the applicable Term for the purpose of operating a Burger King Restaurant in accordance with this Agreement and the Standards.

(b)               Construction.  The Franchised Restaurants must be constructed and improved in the manner authorized and approved by FRANCHISOR, and must not thereafter be altered unless in accordance with the Standards.  The Franchised Restaurants must be decorated, furnished, and equipped with equipment, signage, furnishings, and fixtures which meet FRANCHISOR’s specifications and the Current Image applicable at the time each Franchised Restaurant is constructed or improved.

(c)                Maintenance and Repairs.  Franchisee must, at its own expense, continuously throughout the applicable Term, maintain (whether by repairs or replacement) the Locations and each Franchised Restaurant in good condition and repair in accordance with FRANCHISOR’s then current standards relating to the repair, maintenance, condition and appearance of Burger King Restaurants.  Without limiting the foregoing, Franchisee must make all repairs, improvements and alterations as may be reasonably determined by FRANCHISOR to be necessary to maintain the Current Image which Franchisee was last required to meet.  Franchisee must substantially comply with FRANCHISOR’s requirements in this regard within such time as FRANCHISOR reasonably requires.

(d)               Current Image.  In addition to and without limiting any other obligations specified in this Agreement, during the year that is halfway between the Opening Date and the expiration date of the Term of a Franchised Restaurant (e.g., in the 10th year of a 20-year term), Franchisee shall remodel, renovate, replace, upgrade, improve and modernize the Franchised Restaurant including, without limitation, all improvements at the Location, and all furnishings, fixtures, equipment, signage and décor, to conform with the Current Image in effect as of the beginning of such year, including any necessary structural work, in accordance with FRANCHISOR’s Standards and pursuant to plans and specifications approved in advance by FRANCHISOR.

5.3                   Signage.

Franchisee must: (a) display the Burger King Marks only in the form, manner, locations and positions authorized by FRANCHISOR; (b) maintain and display at the Locations signage conforming to the Current Image and current specifications that are manufactured from Approved Suppliers; (c) not place additional signage or posters anywhere at the Locations without the prior written consent of FRANCHISOR; and (d) immediately discontinue the use of and destroy unapproved, obsolete or unsuitable signage.  Such signs are fundamental to the Burger King System and Franchisee hereby grants to FRANCHISOR the right to enter the Locations during normal business hours and the Franchised Restaurants to remove and destroy unapproved or obsolete signs at Franchisee’s expense in the event that Franchisee has failed to do so within thirty (30) days after the written request of FRANCHISOR.

5.4                   Equipment.

Franchisee must: (a) purchase, install and use only equipment and equipment layouts in accordance with the requirements set forth in the Standards; (b) maintain all equipment in a condition that substantially complies with the operational standards specified in the Standards; (c) remove and replace equipment which becomes obsolete or inoperable with equipment approved for installation in new Burger King Restaurants at the time of the replacement; and (d)  install within such time as FRANCHISOR may reasonably specify in the Standards, such additional, new or substitute equipment as FRANCHISOR determines is needed in any part of the Location due to a change in menu or method of preparation and service, because of health, safety or regulatory considerations, or other business reasons.  FRANCHISOR has the right, but not the obligation, to establish requirements and criteria for POS Systems and communications equipment and systems to be used by Franchisee.  Prior to mandating the use of a new piece of equipment, FRANCHISOR or its Affiliate will use reasonable efforts to field test the proposed new equipment.  Franchisee acknowledges that the obligations in this clause 5.4 are in addition to its obligations under clause 5.2.

5.5                   Vending Machines, ATMs, etc.

Franchisee must not install public telephones, newspaper racks, juke boxes, automatic teller machines, lottery ticket terminals, cigarette, gum, candy or any other type of vending machines, video games, rides or any other type of machines normally found in amusement arcades, televisions, consumer computers or internet appliances, fireplaces or any other types of machines or equipment at any Location without the prior approval of FRANCHISOR, but must install such machines or equipment at the Location as soon as practicable upon request from FRANCHISOR.  In the event any such items are installed at a Franchised Restaurant, then all sums received by Franchisee in connection with these items shall be included within Gross Sales and Franchisee shall comply with any conditions and mandatory standards, specification and provisions as to the use of such items.

5.6                   Conduct of Business.

Franchisee must: (a) use its reasonable efforts to promote and maximize the sale of Approved Products at the Franchised Restaurants and to this end shall, in its reasonable discretion, employ adequate personnel and maintain sufficient supplies of Approved Products, including food and packaging products and merchandise and promotional products; (b) conduct its business at the Franchised Restaurants in a manner which protects and enhances the reputation and goodwill of the Burger King System; and (c) adhere to high standards of integrity and ethical conduct in dealings with customers, suppliers, distributors, public officials, all other persons who conduct business with Franchisee, and FRANCHISOR and its Affiliates.

Franchisee must in all material respects abide by applicable Laws regarding consumer protection. Franchisee must use its reasonable efforts to appropriately deal with consumers’ complaints. Where consumers’ legitimate interests are impaired by Franchisee, Franchisee shall take responsive measures in a timely fashion, as are reasonably appropriate.

5.7                   Payments to Suppliers and Others.

Franchisee must use its reasonable efforts to fulfill in a timely and responsible manner all material financial obligations relating to the Franchised Restaurants.  Such material financial obligations include, but are not limited to, (a) payment of supplier and distributor invoices for the purchase of goods and services used in connection with the Franchised Restaurants; (b) monthly rent and other charges due to lessors of the Locations; and (c) debt service and other payments to Franchisee’s lenders.  All such payments are Franchisee’s sole responsibility and under no circumstance shall FRANCHISOR have any duty or obligation to pay any such financial obligations of Franchisee.

5.8                   Menu, Service and Hygiene.

(a)               Any changes to the Standards shall be made by FRANCHISOR, in its sole discretion.

(b)               Franchisee must sell all menu items, merchandise and promotional products, and other products,  materials or services specified in the MOD Manual or as otherwise specified by FRANCHISOR in accordance with the Standards. Franchisee must not serve, sell, or offer for sale any items which are not Approved Products.

(c)                Franchisee must adhere to all specifications contained in the MOD Manual or as otherwise prescribed in writing by FRANCHISOR from time to time as to ingredients, product groupings, storage, and handling, method of preparation and service, weight and dimensions of products served, and standards of cleanliness, health, and sanitation in accordance with the Standards.

(d)               Franchisee must only sell and serve food, beverages, and other items in packaging and other paper products that meet FRANCHISOR’s specifications in accordance with the Standards.

(e)                FRANCHISOR may at any time, add a product or ingredient to, or remove any product or ingredient from, menu items or other Approved Products.  If FRANCHISOR makes any such changes, FRANCHISOR will provide reasonable advance notice to Franchisee and Franchisee must change the menu within the period specified by FRANCHISOR in  such notice.

(f)                 FRANCHISOR may at any time, by written notice to Franchisee, change the menu by introducing new menu items or new Approved Products, changing the recipes for Approved Products,  removing existing menu items or other Approved Products that Franchisee must prepare at the Franchised Restaurants, or changing the types, brands or mix of pre-manufactured products that may be utilized with menu items or other Approved Products.  If FRANCHISOR makes any such changes, FRANCHISOR will provide reasonable advance notice to Franchisee and Franchisee must change the menu within the period specified by FRANCHISOR in such notice.

(g)                FRANCHISOR may at any time require Franchisee to cease using any ingredients or withdraw from supply in any of the Franchised Restaurants, any Approved Product or any other food, beverage, product or service, which in FRANCHISOR’s sole discretion: (i) does not conform or no longer conforms with the Standards for food, beverages, products or services to be supplied in accordance with the Burger King System; (ii) does not conform or no longer conforms with the range or type of food, beverages, products or services to be supplied in accordance with the Burger King System; or (iii) is, or may be, a health or safety risk or may adversely impact the Burger King System.  Franchisee must, in the event of (i) or (ii) above,  timely cease using any ingredients or withdraw any food, beverages or products from sale or supply when required to do so by FRANCHISOR, and in the event of (iii) above, promptly cease using any ingredients or withdraw any food, beverages or products from sale or supply when required to do so by FRANCHISOR.

(h)               Franchisee shall sell the Approved Products only at retail to consumers at the Franchised Restaurants and shall not sell such items for redistribution or resale.

(i)                   Franchisee must, upon request of FRANCHISOR and as soon as practicable, provide FRANCHISOR with copies of all health inspection reports or violations issued by Authorities.

5.9                   Sources of Supply.

Only goods and services that meet FRANCHISOR’s then current Standards and are purchased from Approved Suppliers shall be used in the development, improvement or operation of the Franchised Restaurants.  Such goods include the Approved Products, including, without limitation, food and supplies, packaging and paper products, furnishings, fixtures, signage, equipment, uniforms and premiums.  Subject to clause 9(10) of the MFDA, the decision to approve or disapprove proposed suppliers or distributors shall be made by FRANCHISOR in its sole discretion.  FRANCHISOR may consider any factors it deems relevant in establishing specifications and standards and in approving suppliers and/or distributors and is not obligated to approve multiple suppliers and/or distributors of any good or service.

5.10            Hours of Operation.

Each Franchised Restaurant must be open for business daily for such hours and days as FRANCHISOR may from time to time specify in the MOD Manual or otherwise, unless and to the extent otherwise prohibited by applicable Law.

5.11            Uniforms.

All employees in each Franchised Restaurant must wear uniforms approved by FRANCHISOR that meet the design, color and specification from time to time prescribed by FRANCHISOR in its sole discretion.

5.12            Advertising and Promotional Materials.

Franchisee must not use, publish, display, sell or distribute any advertising or promotional material or slogans, or material on which any Burger King Marks appear, without the prior approval of FRANCHISOR.  All material on which Burger King Marks are used must bear such notice of registration or license legend as FRANCHISOR may specify.  Franchisee must  adhere to all applicable Laws relating to advertising, and must comply with all advertising, promotional and public relations standards, guidelines and policies established by FRANCHISOR from time to time.  Franchisee must, promptly upon receipt of written notice from FRANCHISOR, remove or discontinue the use, publication, display, sale and distribution of any advertising or promotional material, slogans, and any material on which the Burger King Marks appear, which FRANCHISOR has not approved.

5.13    Compliance with Laws.

Franchisee must comply with and at all times conduct its business substantially in accordance with all requirements of the Law, any competent Authority, the MOD Manual and otherwise as prescribed by FRANCHISOR.  In the event of conflicting standards, Franchisee must comply with the strictest standard. Franchisee will as soon as practicable notify FRANCHISOR, and provide any details reasonably requested by FRANCHISOR, of any legal action taken, or circumstances which could in the opinion of Franchisee reasonably lead to legal action being taken against Franchisee, FRANCHISOR or its Affiliates, including by a customer or any regulatory Authority, and of any likely adverse publicity in relation to Franchisee or the Franchised Restaurants.

5.14    Participation in Inspection/Evaluation/Rating Programs.

Franchisee must participate, at its cost, in all standard inspection, evaluation and rating programs, including self-audits, product, equipment, facility, crew or service evaluation programs and customer satisfaction programs as required by FRANCHISOR from time to time and any other similar or replacement programs as may be implemented by FRANCHISOR during the applicable Term.  Franchisee understands and agrees that FRANCHISOR may receive a copy of a report or summary showing the findings of the inspection, evaluation or rating program.  FRANCHISOR may charge Franchisee or require Franchisee to pay a third party vendor for reasonable costs related to inspections, evaluations or ratings of optional equipment installed at the Franchised Restaurants.

5.15    Right of Entry; Inspection.

FRANCHISOR or any employee, agent or designee of FRANCHISOR shall have the unrestricted right to enter the Franchised Restaurants to conduct such reasonable inspections and other activities as it deems necessary to ascertain or ensure compliance with this Agreement.  The inspections and other activities may be conducted without prior notice during normal business hours.  FRANCHISOR or any employee, agent or designee of FRANCHISOR shall use reasonable efforts to ensure that the inspections and other activities are performed in a manner which minimizes interference with the operation of the Franchised Restaurants.

5.16    Interference with Employment Relations of Others.

FRANCHISOR and Franchisee must not employ or seek to employ any person who at the time is employed by the other party,  any of the other party’s Affiliates, or another franchisee of FRANCHISOR or its Affiliates or otherwise directly or indirectly, entice or induce such person to leave such employment. This obligation shall not be breached if the person that Franchisee or FRANCHISOR employs or seeks to employ has not been employed by the other party, the other party’s Affiliate, or by another franchisee for a period of more than three (3) months or if the party has obtained the prior written consent of such person’s employer or if the such person responds to a general public advertisement.

6.                          Services Available to Franchisee

The content of and manner by which the following services are to be delivered by FRANCHISOR shall be within FRANCHISOR’s sole discretion.  FRANCHISOR will consult with Franchisee from time to time in connection with the operation of the Franchised Restaurant and shall provide to Franchisee:

(a)               A pre-opening training program conducted at training facilities and/or Burger King Restaurants locations  in the Territory determined by FRANCHISOR.

(b)               Pre-opening and opening assistance at each Franchised Restaurant for such period of time as FRANCHISOR, in its discretion, deems appropriate under the circumstances.  FRANCHISOR may, in its reasonable discretion, consider the following factors: the experience of the operator, the type of facility being operated, whether the assistance is for a new opening or the reopening after a transfer of ownership of an already operating Burger King Restaurant, the prior Burger King System experience of Franchisee’s management, the projected volume of the Burger King Restaurant as estimated by Franchisee, and any other factors that FRANCHISOR deems appropriate for consideration.

(c)                A copy of MOD Manual, on loan to Franchisee for each Franchised Location, until the last day of the applicable Term (as it may be renewed in accordance with this Agreement and the applicable Unit Addendum).  The loaned copies of the MOD Manual, the other Standards which set out additional specifications, standards and operating procedures furnished by FRANCHISOR will be written in English.  FRANCHISOR will provide Franchisee with any translations into Chinese that FRANCHISOR has prepared with respect to the MOD Manual and authorizes Franchisee to translate the MOD Manual and the other Standards into Chinese at its sole cost and expense for use in connection with the Franchised Restaurants; provided, however, that Franchisee shall not use such translation without first obtaining FRANCHISOR’s prior written consent.  Any copyright or other proprietary rights in the translated version of the MOD Manual and the other Standards (including all copies of such version) shall be the exclusive property of FRANCHISOR.

(d)               Such marketing and advertising research data and advice as may be developed from time to time by FRANCHISOR and deemed by it to be helpful in the operation of a Burger King Restaurant.

(e)                Communication of new developments, techniques and improvements in food preparation, equipment, food products, packaging, service and restaurant management which are relevant to the operation of a Burger King Restaurant.

(f)                 Such other ongoing information as FRANCHISOR considers reasonably necessary to continue to communicate and advise Franchisee as to the Burger King System, including the operation of the Franchised Restaurants.

The foregoing sections (a) and (b) of this clause 6 shall not apply if the Development Rights are in effect.

7.                          Training

7.1                   A Franchised Restaurant must not open unless the Operations Director, Restaurant Manager, and such other members of Franchisee’s staff charged with the responsibility for the day-to-day operation of such Franchised Restaurant as FRANCHISOR may determine, have successfully completed FRANCHISOR’s pre-opening training program at such location(s) as determined by FRANCHISOR.

7.2                   Any new Operations Director, any new Restaurant Manager, and any other new member of Franchisee’s staff as FRANCHISOR may determine must successfully complete the training program referred to in clause 7.1 before assuming their position.

7.3                   The Operations Director and such other members of Franchisee’s staff as FRANCHISOR may reasonably determine shall undertake and complete continuing training programs from time to time as directed by FRANCHISOR in order to implement FRANCHISOR’s current operational standards. Such training programs shall be at times and locations specified by FRANCHISOR on reasonable advance notice to Franchisee.

7.4                   Franchisee shall be responsible for the cost of FRANCHISOR providing any ongoing training programs requested by Franchisee or required by FRANCHISOR to be undertaken by Franchisee, the Operations Director, the Restaurant Manager or any of Franchisee’s employees (including the cost of training any new or replacement Operations Director, Restaurant Manager or any new employees of Franchisee). Franchisee shall also be responsible for the cost of all FRANCHISOR training materials such as workbooks, all travel and living expenses, all compensation of and workers compensation insurance for Franchisee’s employees while enrolled in the training program, any other personal expenses incurred and materials provided to such employee, and training facility charges and training staff charges, if any.

7.5                   Franchisee must, at its cost, implement a training program for each Franchised Restaurant’s employees in accordance with training standards and procedures prescribed by FRANCHISOR.

7.6                   Franchisee must use its reasonable efforts to staff the Franchised Restaurants at all times during the Term with a sufficient number of trained employees including the minimum number of managers required by FRANCHISOR who have completed FRANCHISOR’s training program at an accredited location to ensure that FRANCHISOR’s operational standards are met.

7.7                   This clause 7 shall not apply while the Development Rights are in effect. Until the expiration  of the MFDA or the occurrence of an MFDA Termination Event, Franchisee shall provide training for its employees sufficient to ensure that its employees comply with the Standards.

8.                          Royalty, Advertising Contribution and Other Payments

The Royalty and Advertising Contribution with respect to each Franchised Restaurant are due and payable at the times and places, in the manner, and with the frequency and due dates specified herein.  Unless otherwise specified by FRANCHISOR, the Royalty and Advertising Contribution shall be due and payable in accordance with clauses 8.1 and 8.2 below.

Notwithstanding anything to the contrary in this Agreement, until the occurrence of an MFDA Termination Event or until FRANCHISOR has terminated Franchisee’s right to manage the Ad Fund in accordance with clause 10(7) of the MFDA: (a) Franchisee will manage the Ad Fund as provided in clause 10 of the MFDA; (b) the Advertising Contributions paid with respect to the Franchised Restaurants shall be aggregated with all advertising contributions paid by Franchisee into a single fund and managed in accordance with clause 10 of the MFDA; and (c) the rights of FRANCHISOR set forth in clause 8.2 shall be deemed to be rights of the Franchisee consistent with clause 10 of the MFDA.

8.1                   Royalty.

In further consideration of the grant in clause 2.1, Franchisee must pay the Royalty to FRANCHISOR, or its designee, by no later than the 20th day of each month based on Gross Sales for the preceding month; provided, however, that if the tax clearance and bank remittance procedures applicable to Franchisee so allow, then, upon written request from FRANCHISOR, Franchisee shall pay the Royalty to FRANCHISOR or its designee by no later than the 10th day of each month.

8.2                  Advertising Contribution.

(a)               By no later than the 20th day of each month, Franchisee must pay the Advertising Contribution to FRANCHISOR or its designee based upon Franchisee’s Gross Sales for the preceding month; provided, however, that if the tax clearance and bank remittance procedures applicable to Franchisee so allow, then, upon written request from FRANCHISOR, Franchisee shall pay the Advertising Contribution to FRANCHISOR or its designee by no later than the 10th day of each month.  All Advertising Contributions will, upon payment, be the property of FRANCHISOR and may be used at its discretion for the purposes set forth in this Agreement.  FRANCHISOR shall not be subject to any fiduciary or other implied duties, and no express or implied trust shall be created, in respect of any Advertising Contributions.

(b)                All Advertising Contributions paid by Franchisee under this Agreement, less direct Administrative Expenses and any applicable taxes, will, if applicable, be combined with the advertising contributions of other franchisees in the Territory  in an Ad Fund and used for (i) conducting customer satisfaction surveys and market research expenditures directly related to the development and evaluation of the effectiveness of advertising and sales promotions; (ii) creative, production, clearance and other costs incurred in connection with the development of advertising, sales promotions and public relations, and (iii) various methods of delivering the advertising or promotional message, including, without limitation, television, radio, outdoor, print, electronic and digital media. All expenditures from the Ad Fund shall be made by FRANCHISOR in its sole discretion for the benefit of Burger King Restaurants in the Territory.  The allocation of the Advertising Contribution among national, regional and local expenditures shall also be made by FRANCHISOR in its sole discretion and can be modified by FRANCHISOR from time to time in its sole discretion.

(c)                 Franchisee acknowledges and agrees that FRANCHISOR is not required to spend the total contributions to the Ad Fund in the fiscal year of FRANCHISOR in which such contributions are received, and FRANCHISOR may accumulate such reserves as it deems appropriate.  Franchisee further acknowledges and agrees that FRANCHISOR is not required to spend any specific proportion of the Ad Fund in any particular location or in respect of any particular Burger King Restaurant, provided that such expenditures do not disfavour any particular Franchised Restaurant.   Franchisee acknowledges that it is not entitled to a refund of any monies held in the Ad Fund upon expiration or termination of this Agreement.

(d)                All Administrative Expenses shall be paid from the Ad Fund.  If requested by Franchisee, FRANCHISOR will, within 120 days following such request, prepare and deliver to Franchisee a statement of the Ad Fund’s receipts and expenses for the most recent fiscal year of the Ad Fund.

(e)                If FRANCHISOR or its designee makes commitments for advertising, public relations, customer satisfaction programs, market research or sales promotion activities prior to the opening of a Franchised Restaurant for which payment is required before Franchisee’s Advertising Contributions are due, Franchisee shall upon request make an advance payment with FRANCHISOR or its designee in an amount not to exceed the result of applying the Advertising Percentage to Franchisee’s estimate of the Gross Sales for the first six (6) months of operation of the Franchised Restaurant.  Any such advance payment will be credited towards Franchisee’s Advertising Contributions payable under this Agreement.

(f)                 FRANCHISOR may, in its sole discretion, permit Franchisee to self-administer the Ad Fund made up of all advertising contributions payable to FRANCHISOR in respect of the Burger King Restaurants operated by Franchisee and its Affiliates.  In such event, subparagraph (b) of this clause 8.2 will continue to apply, but subparagraphs (a), (c), (d) and (e) of this clause 8.2 will not apply.  Notwithstanding the foregoing, FRANCHISOR may withdraw this permission at any time in its sole discretion upon prior written notice to Franchisee, in which case Franchisee will no longer have the right to self-administer the Ad Fund commencing on the first day of FRANCHISOR’s next succeeding fiscal quarter, and any amounts held by Franchisee in respect of Advertising Contributions for itself and its Affiliates must be promptly remitted to FRANCHISOR.  Franchisee must at all times comply with FRANCHISOR’s policies on self-administered advertising funds as provided to Franchisee and updated from time to time.

8.3      No Set Off; Method of Payment.

The Royalty and the Advertising Contribution must be paid in full free of any deductions or set-off whatsoever (except withholding tax if required to be withheld from the relevant payment by the Laws of the country in which the Franchised Restaurant is located) and by such method (including direct debit in accordance with clause 8.5) as FRANCHISOR or its designee may from time to time stipulate.  If required by FRANCHISOR, Franchisee must submit to FRANCHISOR or its designee a recipient-created tax invoice or a remittance statement in a form prescribed by FRANCHISOR at the same time as the payment is made.

8.4      Interest.

Franchisee must pay to FRANCHISOR or its designee interest on any sum overdue under this Agreement, in the currency in which the overdue sum was required to be paid, calculated on a daily basis from the due date until payment in full at the highest interest rate allowable by applicable Law.  Entitlement to such interest shall be in addition to any other remedies FRANCHISOR may have.

8.5      Direct Debit Method of Payment.

FRANCHISOR may, at its option, require payment of the Royalty and/or Advertising Contribution and any other amount payable under this Agreement by making direct monthly withdrawals in the form of an electronic, wire, automated transfer or other similar electronic funds transfer in the appropriate amount(s) from Franchisee’s bank or other financial institution account.  If FRANCHISOR exercises this option, Franchisee will: (a) execute and deliver to its financial institution and to FRANCHISOR those documents necessary to authorize such withdrawals and to make payment or deposit as directed by FRANCHISOR; (b) not thereafter terminate such authorization so long as this Agreement is in effect without the prior written approval of FRANCHISOR; (c) not close such account without prior notice to FRANCHISOR and the establishment of a substitute account permitting such withdrawals; and (d) take all reasonable and necessary steps to establish an account at a financial institution which has a direct electronic funds transfer or other withdrawal program if such a program is not available at Franchisee’s financial institution.

8.6      Franchisee Must Not Withhold Payment.

Franchisee must not for any reason withhold payment of any amount due to FRANCHISOR.  This applies even if Franchisee alleges that FRANCHISOR has not performed or is not performing an obligation imposed upon it under this Agreement or any other agreement with FRANCHISOR.  FRANCHISOR may accept any partial payment without prejudice to its right to recover the balance due or pursue any other remedy.

8.7      Application of Payments.

FRANCHISOR, in its sole discretion, may apply any payment received from Franchisee or from any other Person on behalf of Franchisee against any past due indebtedness of Franchisee as FRANCHISOR may see fit, notwithstanding any contrary instruction or designation given by Franchisee or any other Person as to the application or imputation of any such payment.

8.8      Currency.

(a)                     All payments to FRANCHISOR required under this Agreement shall be made in United States Dollars (or such other currency as FRANCHISOR may by notice require) (the “Required Currency”) into such bank account in Singapore or elsewhere as FRANCHISOR shall designate (the “Required Country”).  Each conversion from local currency to the Required Currency shall be made at the reference rate determined in accordance with Schedule A (“Reference Rate”), as of the last bank trading day of the month on which the payment is based.

(b)                     As and when any consent is required under any applicable Law for the remittance of royalties and other payments to FRANCHISOR or to an Affiliate of FRANCHISOR nominated by FRANCHISOR, Franchisee will at its own expense make all necessary and appropriate applications to such governmental and other Authorities as may be requested by FRANCHISOR or as may be required for transmittal and payment of the Required Currency to FRANCHISOR in accordance with the timescales laid down herein.  If at any time there exists an exchange control or any Law which prohibits the payment to FRANCHISOR of the amounts due to FRANCHISOR under this Agreement and/or any Unit Addendum in the Required Currency and the Required Country (“Payment Restriction”),  FRANCHISOR and Franchisee shall follow the procedures set forth in clause 18(4) of the MFDA. Notwithstanding anything to the contrary in clause 18(4) of the MFDA, FRANCHISOR may not  terminate this Agreement or any Unit Addendum if the Payment Restriction remains in effect for a period of more than three (3) years.

(c)                      All payments made under this Agreement shall be made in full, free of any deduction or set off whatsoever, except withholding or similar taxes as required by the Law of the Territory.

(d)                     It is understood and agreed by the Franchisee that Franchisee will be responsible for any VAT due in the Territory and any and all other tax liabilities arising out of this Agreement will be paid by the party owing such taxes.  Notwithstanding the foregoing, in the event that Franchisee is required to withhold an amount in respect of withholding tax liability of a payee as a result of any of the payments set out in this Agreement made by or on behalf of Franchisee, it shall be the responsibility and obligation of Franchisee to withhold from such payments (or such other payments) such withholding taxes as are required by law.  Franchisee shall provide FRANCHISOR with corresponding receipts from the relevant taxing Authorities to evidence such payments or amounts withheld.

9.                          Records; Reporting Obligations and Audits; Release of Information; Polling

9.1                   Records.

Franchisee must keep true, accurate and complete records of its business relating to the Franchised Restaurants and retain all such records and reports including sales records and records of all expenditures and amounts received from suppliers and distributors for a period of at least twenty-four (24) months or such longer period as is required by the relevant tax Authorities.

9.2                   Report of Gross Sales.

By the 1st day of each month, Franchisee must deliver to FRANCHISOR a report of Gross Sales for the previous month in the form and manner required by FRANCHISOR.

9.3                   Sales and Other Reports, Financial Statements and Statement Verifying Sales.

Franchisee must submit to FRANCHISOR, at such times as FRANCHISOR designates, the following by hard copy or electronic format prescribed by or otherwise acceptable to FRANCHISOR:

(a)               (i) daily, weekly and monthly total restaurant sales, ticket count and comparative sales reports; (ii) monthly product volume mix data; and (iii) monthly information obtained from evaluation and rating programs in which Franchisee is required to participate from time to time, including self-audits, product, facility, crew or service evaluation programs and customer satisfaction programs, all of the foregoing for the Franchised Restaurants;

(b)               monthly, quarterly and fiscal year-to-date profit and loss statements prepared in accordance with generally accepted accounting principles in the country where the Franchised Restaurant is located for the Franchised Restaurant and the total operations of Franchisee including, without limitation, all Burger King Restaurants operated by Franchisee (which for the avoidance of doubt includes the main office function and any distribution function);

(c)                (i) a full disclosure of all equity owners in Franchisee and any other person with any interest in the Franchised Restaurant, unless the Franchisee is a Public Company; (ii) complete audited annual financial statements prepared in accordance with generally accepted accounting principles in the country where the Franchised Restaurant is located for the Franchised Restaurant and the total operations of Franchisee; and (iii) a statement verifying total monthly restaurant sales and ticket counts for the previous twelve (12) months for each Franchised Restaurant and separately for all Burger King Restaurants operated by Franchisee, certified by a Certified Public Accountant or the equivalent (and in the absence of an equivalent, then by such body with membership and constitution in the country in which the Franchised Restaurant is located as is designated by FRANCHISOR from time to time);

(d)               copies of tax returns and remittances relating to the Franchised Restaurants; and

(e)                such other information and records of any kind as FRANCHISOR may reasonably require from time to time, including, without limitation, quarterly balance sheets and income statements and copies of any other documentation provided to the taxing Authorities relating to the Franchised Restaurants.

To the extent that any of the foregoing reports and financial statements are required to be provided to FRANCHISOR’s Affiliate pursuant to the Investment Agreement or the MFDA, FRANCHISOR shall not require Franchisee to provide such reports or financial statements hereunder, it being the intention of the parties not to require Franchisee to provide duplicative reports and financial statements.

9.4             Inspections and Audits.

(a)                     FRANCHISOR or its representatives, at FRANCHISOR’s expense, may, at all reasonable times  examine or audit, in whole or in part, written or electronic books, accounts, tax returns and other records and reports relating to Franchisee and/or each Franchised Restaurant, and, for this purpose, Franchisee must produce to FRANCHISOR all such books, accounts, tax returns, records and reports relating to Franchisee and/or each Franchised Restaurant and separately for all Burger King Restaurants operated by Franchisee. In conducting such examinations or audits, FRANCHISOR and its representatives shall exercise commercially reasonable efforts to minimize disruption to the normal operation of the business,

(b)                     If a discrepancy is found between the reported Gross Sales and actual Gross Sales for any period, Franchisee shall pay to FRANCHISOR, within ten (10) days of receipt of an invoice, the difference between the amounts paid in respect of Royalties and Advertising Contributions and the Royalties and Advertising Contributions payable under this Agreement had Gross Sales been reported accurately, with interest in accordance with clause 8.4 calculated from the date such amounts were to have been paid had Gross Sales been reported accurately.     If it is found that Franchisee has paid Royalties and Advertising Contributions in excess of amounts due, FRANCHISOR will promptly credit Franchisee’s account.

(c)                      Where clause 8.2(f) applies, any shortfall in the amount required to be deposited or remitted under clause 8.2(f), due other than to a discrepancy between actual and reported Gross Sales recoverable under clause 9.4(b), shall be recoverable by FRANCHISOR as deemed Royalty and shall bear interest in accordance with clause 8.4 calculated from the end of the month in which the deposit or remittance should have been made, which interest, FRANCHISOR shall, when paid, add to any Ad Fund to which Franchisee is required to contribute.

9.5                   Audit Costs.

Franchisee must, within fifteen (15) days of receipt of a demand from FRANCHISOR, reimburse FRANCHISOR for all costs of the audit including travel, lodging and wages of employed personnel and charges by contractors, if: (a) the discrepancy in any month between reported Gross Sales and actual Gross Sales exceeds 3% of reported Gross Sales; or (b) FRANCHISOR conducted the audit because Franchisee failed to deliver to FRANCHISOR a report of Gross Sales for the relevant month as required under clause 9.2 after being given notice by FRANCHISOR and seven (7) days to cure such failure.

9.6                   Polling and POS.

Franchisee must, at its sole cost and expense: (a) at all times operate at the Franchised Restaurants POS Systems approved by FRANCHISOR; (b) upgrade or replace in whole or in part any POS Systems as FRANCHISOR may reasonably deem necessary or desirable in the interest of proper administration of Burger King Restaurants throughout the Burger King System, within such reasonable time as may be specified by FRANCHISOR; (c) use the approved POS Systems at all times to record and process such information as FRANCHISOR may from time to time require, including information regarding any other business carried on in or from any Burger King Restaurant with the consent of FRANCHISOR, keep such information available for access by FRANCHISOR on the POS System, for such minimum period as FRANCHISOR may require, and maintain and provide to FRANCHISOR such information in the format, and using such data exchange standards and protocols, as FRANCHISOR may require; (d) effect the Polling operation at such time or times as may be required by FRANCHISOR, but FRANCHISOR may itself initiate Polling whenever it deems appropriate; (e) permit FRANCHISOR or its agents to Poll any information contained in the POS System at any time; (f) permit FRANCHISOR or its agent to obtain all of the information referenced in this clause 9.6 that may be in the possession of any third party vendor from whom Franchisee obtained an approved POS System; and (g) if required by FRANCHISOR, download the information into machine readable information compatible with the system operated by FRANCHISOR or its agents and to deliver that information to FRANCHISOR by such method and within such timescale as FRANCHISOR reasonably requires if for any reason Polling is not practicable.

10.                   Taxes, Duties and Other Charges

10.1            Franchisee shall pay when due all taxes, charges, duties, government imposts or levies (including any fines or penalties) arising by reason of Franchisee’s possession, ownership or operation of the Franchised Restaurants, or items loaned to Franchisee by FRANCHISOR, or the entering into of this Agreement including, without limitation, any stamp taxes, sales, use, value added, goods and services or other tax, (other than any tax that is measured by or related to the net income of FRANCHISOR).  In the event of any bona fide dispute as to the liability for a tax assessed against it, Franchisee may contest the validity or the amount of the tax in accordance with the procedures of the taxing Authority; provided, however, that Franchisee shall not permit a tax sale or seizure against the Franchised Restaurants, Locations or equipment used in the Franchised Restaurants.

10.2            Franchisee shall withhold from Royalties and other payments made to FRANCHISOR under this Agreement such withholding taxes as are required to be withheld by the laws of the jurisdiction in which each  Franchised Restaurant is located and pay the withholding taxes to the relevant taxing Authorities.  Franchisee shall provide FRANCHISOR with corresponding receipts from the relevant taxing Authorities to evidence such payments or amounts withheld.

10.3            Where the Law permits an election regarding the treatment of any supply or deemed supply under this Agreement for the purposes of any value added or other tax chargeable thereon, Franchisee shall make or join in any such election as FRANCHISOR may from time to time require.

10.4            If any Laws are changed or new Laws are introduced or courts or any relevant Authority interpret Laws differently which results in FRANCHISOR having to pay a tax, duty, excise or levy on amounts received from Franchisee under this Agreement (other than income tax) or on goods or services supplied by FRANCHISOR under this Agreement, Franchisee must pay to FRANCHISOR an additional amount so that after FRANCHISOR has paid such tax, duty, excise or levy FRANCHISOR’s yield under this Agreement is unchanged. Any payments to FRANCHISOR shall be net of any tax benefits to FRANCHISOR so that FRANCHISOR’s yield under this Agreement, after taking into account any deductions, credits or other adjustments does not increase FRANCHISOR’S yield to an amount greater than specified in this Agreement.  For the avoidance of doubt, in the event Franchisee is required by Law to  deduct and pay to the appropriate government Authority, on behalf of FRANCHISOR, any taxes (other than income tax) that may be owed by FRANCHISOR under the laws of the Territory and that Franchisee is obligated by law to withhold (“Withholding Taxes”), Franchisee shall provide FRANCHISOR with official receipts or other evidence of payment from such taxing Authorities sufficient to enable FRANCHISOR to support a claim for credit against FRANCHISOR’s Singapore  (or other country’s) income taxes with respect to the taxes withheld and paid by Franchisee.  If FRANCHISOR is unable to claim a credit against its Singapore (or other country’s) income taxes with respect to any Withholding Taxes, FRANCHISOR may invoice Franchisee for the additional amount necessary to ensure that, after deducting Withholding Taxes, the net amount actually received by FRANCHISOR equals the applicable Royalty specified in clause 8.1 and Schedule A.

11.                   Protection of the Burger King System

11.1           Ownership.

Franchisee acknowledges that ownership of all right, title and interest in and to all elements of the Burger King System, including the Burger King Marks, and the design, décor and image of Burger King Restaurants is and shall remain vested solely in FRANCHISOR or an Affiliate of FRANCHISOR and that Franchisee has and will acquire no proprietary or other rights or claims in or to any element of the Burger King System or the Burger King Marks other than the license granted by this Agreement.  Franchisee disclaims any other right or interest in and to the Burger King System and the Burger King Marks and in the goodwill derived therefrom and will promptly if requested by FRANCHISOR assign free of any charge to FRANCHISOR any right or interest Franchisee may acquire or be deemed to acquire therein.  Franchisee acknowledges and agrees that all uses of the Burger King Marks and any element of the Burger King System shall inure to the benefit of FRANCHISOR.

11.2           Improvements.

Franchisee shall notify FRANCHISOR of any potential improvements or new features which it identifies as capable of benefiting the Burger King System.  Franchisee agrees that all right, title and interest in and to such potential improvements or new features are hereby transferred to, vest in and remain the exclusive property of FRANCHISOR on and from their creation, without payment by FRANCHISOR, and FRANCHISOR and/or its Affiliates may evaluate, modify and introduce any such potential improvements or new features into the Burger King System for the benefit of FRANCHISOR and other franchisees.  Franchisee shall do all things and sign all documents necessary to give effect to this clause 11.2.  FRANCHISOR shall have no obligation to use the improvements or new features.  Franchisee shall not use potential improvements or new features at any of the Franchised Restaurants unless and until first approved by FRANCHISOR.

11.3            Confidential Information.

The term “Confidential Information” as used in this Agreement means all confidential and proprietary information of FRANCHISOR or any of its Affiliates, including without limitation, FRANCHISOR’s operations manuals, including the MOD Manual, and other Standards, training material, marketing and business information, marketing strategy and marketing programs, plans and methods, food specifications, details of suppliers and distributors, and sources of supply and distribution, sales, contractual and financial arrangements of FRANCHISOR and its Affiliates and service providers, and all other written information and knowledge relating to the methods of operating and the functional know-how applicable to Burger King Restaurants and the Burger King System revealed by FRANCHISOR or any of its Affiliates to Franchisee.

Franchisee acknowledges the uniqueness of the Burger King System and that FRANCHISOR is making the Confidential Information available to Franchisee for the purpose of operating the Franchised Restaurant.  Franchisee agrees that it would be an unfair method of competition for

Franchisee to use or duplicate or to allow others to use or duplicate any of the Confidential Information.  Franchisee, therefore, must:

(a)               at all times, both during the Agreement Term and following its termination or expiration, maintain the Confidential Information in strict confidence;

(b)               use the Confidential Information only in or for the purposes of the operation of the Franchised Restaurants;

(c)                not disclose the Confidential Information to any person except those officers, employees and professional advisers of Franchisee who have a specific need to have access to it for the operation of the Franchised Restaurants, who have been made aware of the terms on which it has been disclosed to Franchisee, and who agree to maintain its confidentiality.  Franchisee is responsible for any unauthorized disclosure of the Confidential Information by persons to whom Franchisee has disclosed.

(d)               use its reasonable efforts not permit anyone to reproduce, copy or exhibit any portion of the MOD Manual or any other Confidential Information received from FRANCHISOR;

(e)                if none of this Agreement, the MFDA or any Unit Addenda are no longer in effect, at the option of the Franchisee return, delete or destroy the Confidential Information received from FRANCHISOR immediately upon receipt of a written request from FRANCHISOR to do so; and

(f)                 at FRANCHISOR’s written request, require the Managing Owner and the Operations Director to execute an agreement similar in substance to this clause in a form acceptable to FRANCHISOR and naming FRANCHISOR as a third party beneficiary with the independent right to enforce such agreement.

11.4           Required Disclosure.

Any disclosure by Franchisee of any Confidential Information required by a valid order issued by an Authority of competent jurisdiction (a “Legal Order”) shall be subject to the terms of this clause 11.4. Prior to making any such disclosure, the Franchisee shall provide FRANCHISOR with: (a) prompt written notice of such requirement so that FRANCHISOR may seek a protective order or other remedy; and (b) reasonable assistance in opposing such disclosure or seeking a protective order or other limitations on disclosure. If, after providing such notice and assistance as required herein, the Franchisee remains subject to a Legal Order to disclose any Confidential Information, Franchisee  shall disclose no more than that portion of the Confidential Information which, on the advice of the Franchisee’s legal counsel, such Legal Order specifically requires Franchisee to disclose and shall use commercially reasonable efforts to obtain assurances from the applicable Authority that such Confidential Information will be afforded confidential treatment.

11.5           No Dilution.

Franchisee must not directly or indirectly, at any time during the Agreement Term or after the expiration of the Agreement Term, do or cause to be done any act or thing disputing, attacking or in any way diluting or tending to dilute the validity of and FRANCHISOR’s right, title or interest in and to the Burger King System, including the Burger King Marks, and the goodwill associated therewith.

11.6           Infringement.

Franchisee must immediately notify FRANCHISOR of all infringements or imitations of the Burger King System, including the Burger King Marks, which come to Franchisee’s attention, or challenges to Franchisee’s use of any of the Burger King Marks, and FRANCHISOR may exercise absolute discretion in deciding what action, if any, should be taken.  Franchisee must co-operate in the prosecution of any action to prevent the infringement, imitation, illegal use or misuse of the Burger King Marks or the Burger King System and agrees to be named as a party in any such action if so requested by FRANCHISOR.  FRANCHISOR will bear the reasonable legal expenses and costs incidental to Franchisee’s participation in such action, except for the cost and expenses of Franchisee’s separate legal counsel (if Franchisee elects to be represented by counsel of Franchisee’s own choosing).  Franchisee must not institute any legal action or other kind of proceeding based on the Burger King Marks or the Burger King System without the prior approval of FRANCHISOR. Upon becoming aware of any infringement of a Burger King Mark or the Burger King System, FRANCHISOR shall either (i) commence proceedings in respect of such infringement within sixty (60) days of such cause of action arising; or (ii) take all such actions as are reasonably necessary to give Franchisee the right to bring such proceedings.  If FRANCHISOR elects, in its discretion, to commence proceedings itself, then it shall conduct those proceedings in a timely manner and with reasonable diligence.  For the avoidance of doubt, Franchisee is not itself entitled to commence or conduct such proceedings unless expressly given the right to do so under this clause.

11.7            Burger King Marks, Registered Users.

FRANCHISOR represents that the marks specified in Schedule C are registered or applied for as stated in Schedule C but makes no express or implied warranty with respect to the validity of any of the Burger King Marks.  Franchisee accepts that Franchisee may conduct business utilizing some Burger King Marks which have not been registered, that registration may not be granted for the unregistered marks and that some of the Burger King Marks may be subject to use by third parties unauthorized by FRANCHISOR (collectively “Unregistered Marks”). If Franchisee is required by FRANCHISOR to use any Unregistered Mark, FRANCHISOR shall indemnify and hold harmless Franchisee from and against any Losses incurred by Franchisee as a result of any third party claim alleging that Franchisee’s use of the Unregistered Mark infringes upon or violates the intellectual property rights of such third party.  Franchisee shall, upon request and at no expense to Franchisee, assist FRANCHISOR in perfecting and obtaining registration of any unregistered Burger King Marks.

Whenever requested by FRANCHISOR, Franchisee must enter into one or more agreements authorizing and permitting the use of the Burger King Marks or any of them (“Registered User Agreements”), and Franchisee agrees to comply with all the terms and conditions contained in such Registered User Agreements and to sign and execute any documents and/or do such things to assist FRANCHISOR in making application on Franchisee’s behalf for registration of all necessary Registered User Agreements.  The provisions of any Registered User Agreements shall be consistent with the provisions of this Agreement.  Franchisee shall not attempt to register itself as a user of any of the Burger King Marks except in connection with an application filed by FRANCHISOR.  Nothing in any Registered User Agreement shall be construed as giving Franchisee the right to transfer, sub-license or otherwise dispose of Franchisee’s right to use the Burger King Marks without FRANCHISOR’s prior written consent.

11.8            Franchisee Name.

In the adoption of a trade, corporate, partnership, fictitious or domain name, Franchisee must not use any of the Burger King Marks or any variations or abbreviations or any words confusingly similar to any of the Burger King Marks.  Notwithstanding the foregoing, FRANCHISOR hereby grants Franchisee a license to use “Burger King” in the name of Franchisee.  As soon as reasonably practicable after expiration or termination of this Agreement and in any event within three (3) months thereafter, Franchisee shall procure that the name of Franchisee which consists of or incorporates the words “Burger King” shall be changed to a name which does not include such words or any name which, in the reasonable opinion of FRANCHISOR, is substantially or confusingly similar.

11.9            Conduct of Business on the Internet.

Franchisee must not conduct business or advertise for business on the Internet without the prior written consent of FRANCHISOR except in accordance with and as permitted by the MFDA.  Until the occurrence of an MFDA Termination Event, no other Person, including FRANCHISOR (subject to the rights reserved to FRANCHISOR pursuant to clause 4(10) of the MFDA), shall have the right to do business and/or advertise for business under or using the Burger King name or Burger King Marks on the Internet in the Territory. Upon the occurrence of an MFDA Termination Event, Franchisee must not conduct business or advertise for business on the Internet without the prior written consent of FRANCHISOR.

11.10     Use of the Internet.

Subject to the provisions of clause 4(10) of the MFDA, Franchisee must: (a) obtain FRANCHISOR’s prior written approval to any email address it uses in connection with the Franchised Restaurant (other than “[        .com]”) and, if necessary, change the email address; (b) acknowledge at all times that ownership and control of FRANCHISOR’s websites and domain names remain with FRANCHISOR or an Affiliate of FRANCHISOR; (c) not alter or allow to be altered the structure or layout of any of the websites used by FRANCHISOR or any Affiliate of FRANCHISOR under license from FRANCHISOR; (d) not publish the Burger King Marks or any information or material on the Internet or World Wide Web concerning the MOD Manual, Current Image or any other Confidential Information of FRANCHISOR or its Affiliates without the prior written consent of FRANCHISOR; and (e) not interfere in the use of any of the websites used by FRANCHISOR or any Affiliate under license from FRANCHISOR and comply in all material respects with all policies and procedures regarding websites and use of the Internet that FRANCHISOR publishes from time to time.

11.11     Independent Contractor.

For purposes of this Agreement, Franchisee is an independent contractor and under this Agreement is not an agent, partner, joint venturer or employee of FRANCHISOR, and no express or implied fiduciary relationship exists between the parties under this Agreement.  Franchisee must not, nor attempt to, bind or obligate FRANCHISOR in any way nor represent that Franchisee has any right to do so.  By virtue of this Agreement, FRANCHISOR has and will have no control over the terms and conditions of employment of Franchisee’s employees.

11.12     Public Notice of Independence.

Notwithstanding that FRANCHISOR is a party to the JVIA, in all public records and in Franchisee’s relationship with other persons, on stationery, business forms and checks, Franchisee must indicate the independent ownership of the Franchised Restaurant and that Franchisee is a franchisee of FRANCHISOR.  Franchisee must exhibit at the Franchised Restaurant in such places as may be designated by FRANCHISOR, a notification that the Franchised Restaurant is operated by an independent operator under license from FRANCHISOR.  FRANCHISOR may prescribe the form of the indication and notification required by this clause 11.12.

11.13     Registration of Agreement.

If local Law requires the registration or recordation of this Agreement with any local government agency, administrative board or banking agency, Franchisee must give prior notice of such registration or recordation to FRANCHISOR.

12.                   Insurance; Indemnity

12.1           Insurance Required.

Prior to the Opening Date of each Franchised Restaurant, Franchisee must procure and maintain in full force and effect during the Agreement Term insurance policies meeting the requirements set forth in Schedule D hereto with respect to such Location.

12.2            Policy Requirements

Each policy required under clause 12.1 must, subject to Schedule D  (a) name FRANCHISOR and its Affiliates as additional insureds or its equivalent, (b) be written by an insurance company or companies reasonably as specified by FRANCHISOR from time to time in the MOD Manual and on terms and conditions that are acceptable to FRANCHISOR (including the amount of the deductible under each insurance policy), (c) include such coverages, policy limits and endorsements as may be specified from time to time by FRANCHISOR in the MOD Manual or otherwise in writing, (d) provide that the insurers shall not have rights of subrogation or recourse against any additional insured or its equivalent, (e) provide that the policy cannot be cancelled without thirty (30) days prior written notice to FRANCHISOR, (f) insure the contractual liability of Franchisee under clause 12.5, and (g) include a cross liability provision enabling one insured person to claim against the insurer even if the party making the claim against that party is itself insured under that policy, and even where another insured would have been entitled to claim but is precluded for any reason, including by reason of being in breach of the policy.

12.3    Evidence of Insurance

Prior to the Opening Date of each Franchised Restaurant and when requested by FRANCHISOR during the Agreement Term, Franchisee must furnish to FRANCHISOR certificates of insurance or its equivalent evidencing that the required insurance coverage is in effect pursuant to the terms of this Agreement.  The addition of FRANCHISOR and its Affiliates as additional insureds or its equivalent shall be effectuated through an endorsement to Franchisee’s insurance policies, without any language of limitation affecting coverage, and a copy of the endorsement must be provided to FRANCHISOR or its designated agent.  All policies must be renewed, and a renewal certificate of insurance must be provided to FRANCHISOR or its designated agent, prior to the expiration date of the policies.

12.4    Other Insurance Requirements

Franchisee must neither do nor omit to do any act which renders or may render any of the insurance policies void or voidable.  If FRANCHISOR determines that a particular insurer is unacceptable to FRANCHISOR and so notifies Franchisee, Franchisee will use its reasonable efforts to obtain alternative or additional insurance from an insurer acceptable to FRANCHISOR prior to the expiration of the relevant policy and furnish to FRANCHISOR certificates of insurance evidencing that such alternative or additional insurance coverage is in effect.  The insurance afforded by the policy or policies required under this Agreement shall be primary and not contributory with FRANCHISOR’s insurance and shall not be limited in any way by reason of any insurance which may be maintained by FRANCHISOR.  The amount of insurance as required by Schedule D or as contained in any of the policies shall not be construed to be a limitation of liability on the part of Franchisee.  The obligation of Franchisee to maintain insurance is separate and distinct from its obligation to indemnify FRANCHISOR under the provisions of clause 12.5.

12.5            Indemnity

(a)                     Franchisee is responsible for all Losses arising out of or in connection with the possession, ownership or operation of the Franchised Restaurants and the Locations.

(b)                     Franchisee shall defend, indemnify and hold harmless the FRANCHISOR Indemnified Parties, with counsel fully acceptable to FRANCHISOR, against and in respect of all Losses sustained or incurred by the FRANCHISOR Indemnified Parties, or any one or more of them, based upon, arising out of or relating to: (i) the possession, ownership or operation of the Franchised Restaurants and the Locations, including, without limitation, any claim, action or demand for damages to property or for injury, illness or death of persons directly or indirectly resulting therefrom, (ii) any breach by Franchisee or failure to perform any of its  representations, warranties, covenants, obligations or agreements set forth herein, (iii) the sale of securities of Franchisee or any Affiliate of Franchisee, including, without limitation, Losses related to any alleged violation of any securities laws, (iv) any deceptive or fraudulent activities, corporate malfeasance, negligence or wilful misconduct of the Franchisee in connection with the operation of Franchisee’s business; (v) taxes, charges, duties, government imposts or levies (including any fines or penalties) arising by reason of Franchisee’s possession, ownership or operation of the Franchised Restaurants, and (vi) any claim, action or demand of any kind or nature whatsoever brought by any employee, agent, subcontractor or independent contractor of Franchisee or any employee of any agent, subcontractor or independent contractor of Franchisee.

(c)                      Franchisee’s indemnification obligations hereunder shall be in effect from the Commencement Date and survive the termination of this Agreement and continue for as long as the statute of limitations applicable to any such claim, action or demand remains in effect.

(d)                     Notwithstanding the foregoing, Franchisee’s obligation to indemnify and defend the FRANCHISOR Indemnified Parties shall not apply in the event of negligence or willful misconduct by any FRANCHISOR Indemnified Party as determined  by a final arbitral award rendered in accordance with clause 18.2 or, in connection with a third party clam, by a court of competent jurisdiction pursuant to an enforceable judgment (“Final Judgment”), provided that (i) if FRANCHISOR assumes the conduct of any third party claim covered by sub-clause  12.5(b) above, Franchisee shall upon request pay to FRANCHISOR all costs and expenses reasonably incurred or sustained by FRANCHISOR or any FRANCHISOR Indemnified Party (including reasonable attorneys’ fees and expenses) in connection with Losses arising out of such claim as such costs and expenses are incurred until such time as there is Final Judgment; and (ii) if the Final Judgment determines that any FRANCHISOR Indemnified Party has contributed to the Losses through its own contributory negligence or willful misconduct, FRANCHISOR shall or shall cause such FRANCHISOR Indemnified Party to, repay to Franchisee a part of the amount received pursuant to (i) above in proportion to the degree of contributory negligence of such FRANCHISOR Indemnified Party, as determined in such Final Judgment.

(e)                      The right to indemnity hereunder shall exist notwithstanding that joint and several liability may be imposed upon the FRANCHISOR Indemnified Parties by applicable Law. Franchisee’s obligation to defend and indemnify the FRANCHISOR Indemnified Parties is separate and distinct from its obligation to maintain insurance, and is not limited by the amount of insurance required by FRANCHISOR under this Agreement and the MFDA. Notwithstanding anything to the contrary in this clause 12.5, any sum recovered by the relevant FRANCHISOR Indemnified Party through Franchisee’s insurance or otherwise (less any reasonable out-of-pocket expenses incurred by such FRANCHISOR Indemnified Party in recovering the sum and any tax attributable to or suffered in respect of the sum recovered) will reduce the amount of the Losses in respect of which a claim can be made under sub-clause 12.5(b) by an equivalent amount.

(f)                       FRANCHISOR agrees to advise Franchisee if it receives notice that a claim has been or will be filed with respect to a matter covered by this indemnity and provide Franchisee with such information as Franchisee may reasonably require to assume the defense of the matter.  Subject to subparagraph (h) below, Franchisee shall be given the opportunity to assume the defense thereof with counsel reasonably acceptable to FRANCHISOR, and FRANCHISOR shall have the right to participate in the defense of any claim or action against it which is assumed by Franchisee at FRANCHISOR’s own cost and expense.

(g)                      Franchisee shall not, without the written consent of the applicable FRANCHISOR Indemnified Parties, settle or compromise any such claim, action or demand unless the terms of such settlement provide for (i) a full and unqualified release of the FRANCHISOR Indemnified Parties, (ii) no admission of liability, fault or violation of law or contract and (iii) no relief other than payments of monetary damages that are not to be paid by the FRANCHISOR Indemnified Parties.

(h)                     Notwithstanding the foregoing, if (i) Franchisee elects not to defend the FRANCHISOR Indemnified Parties by failing to notify such parties in writing that Franchisee will indemnify them from and against the entirety of any Losses that they may sustain or incur, based upon or arising out of the indemnifiable claims within five (5) days after FRANCHISOR Indemnified Parties have given notice to Franchisee of such indemnifiable claims, (ii) a conflict of interest exists between Franchisee on the one hand and the FRANCHISOR Indemnified Parties or the Burger King System on the other hand, as reasonably determined by FRANCHISOR, (iii) the indemnifiable claim relates to the matters described in subparagraphs (b)(iii) or (iv) of this clause 12.5, (iv) settlement of, or an adverse judgment with respect to, the indemnifiable claims is, in the good faith judgment of FRANCHISOR, likely to establish a precedential custom or practice adverse to the continuing business interests or the reputation of FRANCHISOR or the Burger King System, or (v) the indemnifiable claim involves multiple franchisees and FRANCHISOR reasonably determines that consolidation of all such claims would be in the best interests of FRANCHISOR and the affected franchisees, including Franchisee (in which case any liability of Franchisee hereunder would be on a pro rata basis), the FRANCHISOR Indemnified Parties shall have the right to defend the claim, action or demand by appropriate proceedings with sole power to direct and control such defense with respect to themselves, and Franchisee shall pay to the FRANCHISOR Indemnified Parties all reasonable costs, including reasonable attorneys’ fees, incurred by such parties in effecting such defense and any subsequent legal appeal, in addition to any sums which FRANCHISOR may pay by reason of any settlement or judgment against the FRANCHISOR Indemnified Parties.

13.                   [Intentionally deleted.]

14.                   Transfer Restrictions

14.1            No Transfer or Change in Franchisee Without Consent.

(a)           Except as permitted by the Investment Agreement, or with respect to assignment or transfer to a wholly-owned subsidiary of Franchisee, or parent company that owns all of the interests in Franchisee (which subsidiary or parent company, as applicable, must be, and remain during the Agreement Term, (i) a wholly-owned subsidiary of Franchisee or parent company that owns all of the interests in Franchisee; and (ii) a single-purpose entity, the business of which is limited to the development, operation and servicing of Burger King Restaurants and any activities ancillary thereto or acting as the Master Franchisee under the MFDA and related agreements) (“Permitted Transfers”), except with the prior written consent of FRANCHISOR, Franchisee must not, directly or indirectly (and must not permit an Affiliate of Franchisee to), Transfer (i) this Agreement or any of its rights or obligations in or under this Agreement; (ii) any of the Franchised Restaurants, the Locations or the real estate relating to the Franchised Restaurants including, without limitation, substantially all of the assets of any or all of the Franchised Restaurants; or (iii) any  part of or beneficial interest in any of the above, and must not permit any such matter to arise by operation of Law or otherwise.

(b)           Notwithstanding the foregoing, until the occurrence of an MFDA Termination Event, if Franchisee (or any Affiliate) wishes to Transfer a Franchised Restaurant to a third party, then Franchisee shall be permitted to Transfer the Franchised Restaurant without FRANCHISOR’s consent, subject to compliance with clause 14.1(c) below. In such event, Franchisee and the new franchisee must enter into a new franchise agreement for the Location and comply with all other requirements of the MFDA pertaining to such Transfer.  Upon the occurrence of an MFDA Termination Event, any such Transfer shall be subject to clause 14.1, FRANCHISOR will have the rights to consent set forth in clause 14.2 and the third party must enter into FRANCHISOR’s then current form of franchise agreement.

(c)            Any Transfer hereunder may only be effected: (i) if such transaction is not with (1) a Competitor or any Affiliate thereof; (2) a Person which, directly or indirectly, provides marketing, advertising, training, monitoring, development, reporting and collection services to a Competitor or any Affiliate thereof; and/or (3) a Person which acts as a master franchisee for any Competitor or Affiliate thereof, and (ii) upon completion of a background check with respect to such proposed Transferee which results reveal (x) no prior or current criminal activity or inclusion on an international sanctions list, or (y) that the Transferee or any principal thereof has not (A) been accused by a competent regulator in a final decision or order of violating any of the Anti-Corruption Laws, (B) voluntarily disclosed or admitted to violating or attempting to violate any of the Anti-Corruption Laws, aiding or abetting another party to violate such laws, or conspiring to violate such laws, or (C) otherwise been found by a court of competent jurisdiction in a final decision or order to have violated, attempted to violate, aided or abetted another party to violate, or conspired to violate, any of the Anti-Corruption Laws.

(d)           Any direct or indirect Transfer of equity interests in Franchisee must comply with the requirements of the Investment Agreement while FRANCHISOR is a party thereto, and thereafter any such Transfer must comply with the requirements set forth in sub-clause 14.1(c).

(e)            In any Transfer of equity interests of Franchisee, Franchisee’s sale materials shall include such legends and disclaimers reasonably requested by FRANCHISOR.  Franchisee shall give FRANCHISOR the reasonable opportunity to review any such sale materials prior to their filing or use.

(f)             Franchisee shall give FRANCHISOR prior written notice of any proposed Transfer of an interest referred to in this clause 14.1 (hereinafter, “Interest”) before the proposed Transfer is to take place.

(g)            Any Transfer described in this clause 14.1 attempted without compliance with the terms hereof shall be void and of no effect and shall constitute a material act of default hereunder and good cause for termination of this Agreement.

(h)           Any and all restrictions on Transfer referenced in this clause 14.1, clause 14.2 or clause 14.3, or elsewhere in this Agreement, other than clause 14.1(b) shall not apply to (i) a public offering of Franchisee or any Affiliate thereof or following such time as the Franchisee or any relevant Affiliate becomes a Public Company, (ii) any Transfer permitted by the Investment Agreement and (iii) Permitted Transfers.

14.2                       Conditions for Consent.

Except to the extent any Transfer is permitted pursuant to clause 14.1 above, in determining whether or not to grant approval to a proposed Transfer of any Interest referred to in clause 14.1 for which consent of FRANCHISOR is required to be obtained, FRANCHISOR may consider any  relevant matter in its sole discretion, including, without limitation, the protection of the Burger King System, the protection of FRANCHISOR and its Affiliates, and the orderly and proper operation and development of other Burger King Restaurants in the market which may be directly or indirectly impacted by the proposed Transfer.  Without limiting the generality of the foregoing, FRANCHISOR may impose or consider the following conditions for granting its consent to the proposed Transfer, as FRANCHISOR may deem appropriate in its sole discretion:

(a)                     all material obligations of Franchisee that are due but not yet fulfilled to FRANCHISOR and its Affiliates, whether arising under this Agreement or otherwise (including, without limitation, all monetary obligations and all repair, maintenance, refurbishment and upgrade obligations) must be satisfied on or before the Transfer Date;

(b)                     all material obligations of Franchisee that are due but not yet fulfilled to third parties arising out of the conduct of the Franchised Restaurant including, but not limited to, obligations owed to suppliers and distributors must be satisfied on or before the Transfer Date;

(c)                      Franchisee and its Affiliates are not in default of any material provisions of this Agreement or the MFDA;

(d)                     the Transferee (or, if applicable, such owners of the Transferee as FRANCHISOR may request), in FRANCHISOR’s reasonable judgment, satisfies all of FRANCHISOR’s business standards and requirements; has the aptitude and ability to operate the Franchised Restaurant; has adequate financial resources and capital to do so; and must complete and be approved through FRANCHISOR’s standard franchisee application and selection process including satisfactorily demonstrating to FRANCHISOR that it meets the financial, character, organizational, managerial, credit, operational, and legal criteria and such other criteria and conditions as FRANCHISOR shall then be applying in considering applications for new franchises.  The Transferee must meet with representatives of FRANCHISOR at its corporate offices or such other location as may be reasonably requested by FRANCHISOR.  Without limiting the grounds on which it will be reasonable for FRANCHISOR to withhold its consent to any Transfer, FRANCHISOR may withhold its consent to any proposed Transfer where (i) the Transferee or any Affiliate of the Transferee carries on activities of a kind described in clause 17 (Restrictive Covenant), or (ii) in the reasonable judgment of FRANCHISOR, the Transfer would result in the Transferee having a disproportionately large ownership of Burger King Restaurants compared to its financial capability;

(e)                Without prejudice to transfers permitted under clause 14.1(a) above, transfers to existing franchisees in the Burger King System may be subject to conditions materially different from or in addition to conditions with respect to other Transfers.  FRANCHISOR reserves the right to disapprove a Transfer based upon (without limitation) any of the following considerations, in FRANCHISOR’s reasonable discretion: (i) the current geographic scope and proximity of the prospective Transferee’s operations; (ii) the physical and operational condition, opportunities and obligations present in the prospective Transferee’s existing market(s) and Burger King Restaurants; (iii) the penetration level of Burger King Restaurants in the prospective Transferee’s existing market(s); and (iv) the period of time since the prospective Transferee last acquired Burger King Restaurants and the extent to which the prospective Transferee properly integrated those Burger King Restaurants into its organization and resolved material issues arising from or related to such previous acquisition;

(f)                 the form, material terms and conditions in the Transfer agreement must be reasonably acceptable to FRANCHISOR;

(g)                the Transferee must execute FRANCHISOR’s then current form of franchise agreement for a term equal to the remainder of the Term, except that no further franchise fee will be payable, and the timing for required remodeling shall be as under this Agreement or as otherwise agreed;

(h)               the Transferee and such owners of the corporate Transferee, as FRANCHISOR may request, must execute a guarantee of the Transferee’s obligations to FRANCHISOR and its Affiliates.  For the purposes of determining compliance, FRANCHISOR shall have the right to examine and approve the form and content of all relevant governing documents of the corporate Transferee;

(i)                   Franchisee must execute all documents necessary to cancel the entries of Franchisee as a registered user of the Burger King Marks and shall co-operate with FRANCHISOR in effecting the cancellation of entries of Franchisee as a registered user with the relevant registry;

(j)                  the Transferee must enter into any registered user agreements required by FRANCHISOR authorizing and permitting the use of the Burger King Marks;

(k)               the Transferee’s Managing Owner and Operations Director and/or such other relevant persons as determined by FRANCHISOR must have satisfactorily completed, at their expense, FRANCHISOR’s training program for new franchisees on or before the Transfer Date unless the persons in those roles are the same persons who occupied those roles for Franchisee prior to the Transfer Date;

(l)                   Franchisee must pay a transfer fee in the amount of $10,000.00 with respect to the first Franchised Restaurant Transferred, and $500.00 with respect to each additional Franchised Restaurant Transferred in the same transaction (the “Transfer Fee”) to FRANCHISOR before the Transfer Date.  The Transfer Fee is payable in respect of any Transfer by Franchisee;

(m)           FRANCHISOR is satisfied, in its reasonable business judgment, that the Franchised Restaurants and the consummation of the contemplated transaction(s) will create sufficient cash flow after payment of debt service and other amounts necessary for reinvestment in the business for repairs or remodeling the Franchised Restaurant and Location, to permit the prospective Transferee to meet its financial commitments generally as well as the prospective transferee’s obligations under this Agreement;

(n)               If Franchisee or any Affiliate proposes to Transfer only the real estate at the Franchised Restaurant, FRANCHISOR is satisfied, in its reasonable business judgment, that Franchisee and its Affiliates, on a consolidated basis, will meet the financial ratios and standards FRANCHISOR applies to newly developed Burger King Restaurants.

(o)               such legal documentation as is required by FRANCHISOR must be executed, including a general release executed by Franchisee, in a form satisfactory to FRANCHISOR, of any and all claims against FRANCHISOR, its Affiliates, and their respective officers, directors, agents and employees; and

FRANCHISOR will use reasonable efforts to provide a response to a proposed Transfer within sixty (60) days of receipt by FRANCHISOR of Franchisee’s notice of the proposed Transfer and the furnishing of all reasonably requested information and documentation.

14.3                       Right of First Refusal.

(a)                     If Franchisee receives an acceptable bona fide offer from a third party (“Offer”) to directly or indirectly purchase the Franchised Restaurant, any portion thereof or interest therein, any asset material to the operation of the Franchised Restaurant, or any equity interest in Franchisee (individually and collectively, the “Assets”), Franchisee must give FRANCHISOR written notice (“Offer Notice”) offering to sell the Assets to FRANCHISOR or its assignee at the same purchase price and otherwise on substantially the same terms and conditions and setting out the name and address of the prospective purchaser, the price and other terms of the Offer, a copy of the proposed sale agreement for the Assets executed by both Franchisee and purchaser, together with such other information and documentation as FRANCHISOR may reasonably request in order to evaluate the Offer, including, but not limited to, all material exhibits, copies of real estate purchase agreements, proposed security agreements and related promissory notes, assignment documents, leases, deeds, surveys, title insurance commitments and policies and copies of all title exceptions and any other material information FRANCHISOR may request, a franchise application completed by the prospective purchaser, references, and the opportunity to interview the prospective purchaser and/or its officers.

(b)                     If the consideration offered by the third party is not in cash, Franchisee must offer to sell the Assets to FRANCHISOR at the fair market value, which, failing agreement between FRANCHISOR and Franchisee, will be determined by an independent expert mutually agreed to by the parties, and the offer will be deemed to have been made on the date the fair market value is agreed or determined.

(c)                      A bona fide offer from a third party includes any Transfer, consolidation, merger or any other transaction in which legal or beneficial ownership of the franchise granted by this Agreement or any equity interests held by a principal under clause 4.2, is vested in any person other than Franchisee or that principal but excludes any Transfer between the shareholders who directly and indirectly hold any interest  in the Franchisee as of the date of this Agreement or any consolidation, merger or any other transaction between the Franchisee and the Affiliates or subsidiary of the Franchisee or such principal.

(d)                     FRANCHISOR or its assignee has the right and the option, exercisable within thirty (30) days from receipt of an Offer Notice, and all other requested documentation and information required under clause 14.3(a) (“Offer Period”), to accept the Offer.  Silence on the part of FRANCHISOR shall constitute rejection of the Offer.

(e)                      FRANCHISOR or its assignee may accept the offer contained in the Offer Notice by giving notice of acceptance to Franchisee before the expiration of the Offer Period (“Acceptance Notice”).

(f)                       The Acceptance Notice may contain terms which vary from the terms of the Offer Notice if the terms upon which FRANCHISOR or its assignee agrees to buy the Assets are not commercially less favorable to Franchisee than those contained in the Offer Notice.  Further, the Acceptance Notice may reject any provision or condition that is inconsistent with Franchisee’s material obligations under this Agreement or the effect of which would be to materially increase the cost to, or otherwise change in any material respects the economic terms imposed on, FRANCHISOR or its assignee, as a result of the substitution of FRANCHISOR or its assignee (as applicable) for the prospective purchaser.  Any such provision or condition is void and unenforceable against FRANCHISOR.

(g)                      If Franchisee receives the Acceptance Notice during the Offer Period, Franchisee must sell and FRANCHISOR or its assignee must purchase the Assets upon the terms and conditions contained in the Offer Notice, as such terms may be varied by the Acceptance Notice.

(h)                     Acceptance will constitute a binding contract and FRANCHISOR or its assignee and Franchisee shall complete the sale and purchase with all reasonable speed, subject to (i) all of the closing conditions set forth in the proposed sale agreement;  (ii) obtaining any necessary consents and estoppels from landlords or others which Franchisee must use reasonable efforts to obtain, and (iii)  satisfaction with the results of a due diligence investigation of the Assets, as conducted by FRANCHISOR or its assignee over a period of not less than sixty (60) days, commencing on the date of the Acceptance Notice.  Franchisee will use reasonable efforts to assist FRANCHISOR in obtaining any necessary consents and estoppels from landlords or others and conducting a due diligence investigation of the Assets.

(i)                         If FRANCHISOR rejects Franchisee’s offer to sell the Assets or any portion thereof, as the case may be, Franchisee may conclude the sale to the relevant purchaser named in the Offer Notice on terms not more favorable to the purchaser than those offered to FRANCHISOR, subject to obtaining the prior written consent of FRANCHISOR as required under this Agreement.

(j)                        If the sale to the purchaser has not been completed within ninety (90) days of obtaining FRANCHISOR’s consent, or such longer time as may be reasonably required to obtain the consent of any landlord or other person or Authority, FRANCHISOR may at any time thereafter withdraw its consent to the Transfer by giving written notice to Franchisee. If Franchisee thereafter wishes to proceed with the sale of the Assets on the same commercial terms to the same prospective purchaser, Franchisee is not required comply with this clause 14.3 (right of first refusal) but must obtain FRANCHISOR’s prior consent to the Transfer.

(k)                     The election by FRANCHISOR not to exercise its right of first refusal as to any Offer will not affect its right of first refusal as to any subsequent Offer.

(l)                         If the proposed sale of the Assets includes material assets of Franchisee not related to the operation of Burger King Restaurants, FRANCHISOR or its assignee may, at its option, elect to purchase only the assets related to the operation of Burger King Restaurants and an equitable purchase price will be allocated to each asset included in the proposed sale.

(m)                 Any Transfer or attempted Transfer of the interests described in this clause 14.3 without first giving FRANCHISOR the right of first refusal as described above shall be void and of no force and effect, and shall constitute a material act of default hereunder and deemed good cause for termination of this Agreement.

(n)                     The right of first refusal in this clause 14.3 shall not apply if the Development Rights are in effect.

14.4    No Waiver.

FRANCHISOR’s consent to a Transfer shall not constitute a waiver of any claims it may have against Franchisee, nor shall it be deemed a waiver of FRANCHISOR’s right to demand exact compliance with any of the terms of this Agreement by Franchisee or Transferee.

15.                   Default and Termination

15.1                       If an act of default hereunder is committed by Franchisee related to a Franchised Restaurant or Franchisee’s performance under this Agreement, and Franchisee fails to cure the default after any required written notice and within the applicable cure period, then, without prejudice to any other rights and remedies FRANCHISOR may have under this Agreement, any other agreement, at law or in equity, FRANCHISOR may, at any time after the occurrence of any of the acts described below and expiration of the cure period (if applicable), by giving written notice to Franchisee,

(A)                                      if any act of default referred to in sub-clauses 15.1(a) to 15.1(n)  has occurred, terminate the Unit Addendum for the Franchised Restaurant in relation to which the act of default has occurred and has not been cured (“Terminated Restaurant”); and/or

(B)                                      if any act of default referred to in sub-clauses 15.1(o) to 15.1(y) has occurred, terminate this Agreement unilaterally in its entirety prior to expiration of the Agreement Term (even if an act of default has occurred in relation to only one of the Franchised Restaurants).

The applicable cure period is described below, but if a cure period is not specifically mentioned, it shall be forty-five (45) days.  In some instances, as identified below, no cure period is allowed.  If any applicable Law or rule requires a longer cure period than that provided herein, then the period required under the Law or rule shall be substituted for the requirements herein.  All the acts of default set out in sub-clauses 15.1(a) to 15.1(y) below are material acts of default and are good cause for the termination of a Unit Addendum for a Franchised Restaurant or this Agreement, as the case may be, as described in sub-paragraphs (A) and (B) above:

(a)                                        Franchisee fails to maintain or operate the Franchised Restaurant in accordance with the requirements of the Burger King System, including the MOD Manual and all other operating standards and specifications established from time to time by FRANCHISOR or its Affiliates as to service, cleanliness, health and sanitation.  Franchisee shall have ten (10) days after notice from FRANCHISOR to Franchisee to cure the default.

(b)                                        Franchisee’s default under the previous clause is deemed by FRANCHISOR, in its commercially reasonable judgment, to be of a nature so serious as to threaten the immediate safety or health of customers or employees of Franchisee or the general public. In such case, Franchisee will, after written notice from FRANCHISOR to Franchisee, immediately cease operation of the Franchised Restaurant until such time as the serious health or safety violation is rectified to FRANCHISOR’s satisfaction.  Failure to close the Franchised Restaurant under these circumstances shall be an additional act of default.  If this act of default occurs, Franchisee shall have no opportunity to cure.

(c)                                         Franchisee sells any product which does not conform to FRANCHISOR’s specifications or is not approved by FRANCHISOR.  Franchisee shall have ten (10) days after notice from FRANCHISOR to Franchisee to cure the default.

(d)                                        Franchisee fails to sell any product designated by FRANCHISOR as required to be sold in the Franchised Restaurant pursuant to this Agreement.  Franchisee shall have fifteen (15) days after written notice from FRANCHISOR to Franchisee to cure the default; provided, however, if for reasons beyond the control of Franchisee, Franchisee is unable to obtain such products within the cure period, the cure period shall be extended for a reasonable period of time determined by FRANCHISOR and communicated to Franchisee in writing, provided Franchisee initiates and actively pursues substantial and continuing action within the cure period to cure such default.

(e)                                         Franchisee fails to install and use equipment or décor required by FRANCHISOR pursuant to this Agreement or the Standards or uses equipment, uniforms or décor not approved by FRANCHISOR where such approval is required pursuant to this Agreement.

(f)                                          Franchisee fails to maintain the Franchised Restaurant in good condition and repair, or fails in any material respect to make all improvements, alterations or remodeling as may be determined by FRANCHISOR to be reasonably necessary to reflect the Current Image required pursuant to this Agreement.

(g)                                         Franchisee fails to pay to FRANCHISOR or its Affiliates when due Royalties or any other amount required to be paid in respect of any Franchised Restaurant. Franchisee shall have ten (10) Business Days after notice from FRANCHISOR to Franchisee to cure the default.

(h)                                        Franchisee denies FRANCHISOR the right to inspect a Franchised Restaurant or to examine its books and records or to audit the sales and accounting records of a Franchised Restaurant, in each case when and as required hereunder. Franchisee shall have five (5) days after notice from FRANCHISOR to Franchisee to cure the default and if FRANCHISOR does not attempt to re-inspect the relevant Franchised Restaurant during that cure period, the cure period shall be extended until such time as FRANCHISOR has attempted to re-inspect the relevant Franchised Restaurant.

(i)                                            Franchisee ceases to occupy the Location, except as permitted under clause 3.2.  Franchisee shall have ten (10) days after notice from FRANCHISOR to Franchisee to cure the default.  If the loss of possession is attributable to the proper exercise of governmental powers, Franchisee may, with FRANCHISOR’s consent and subject to availability, relocate to other premises in the same trade area for the balance of the Term.

(j)                                           Franchisee abandons the Franchised Restaurant without the prior consent of FRANCHISOR.  Franchisee shall have ten (10) days after notice from FRANCHISOR to Franchisee to cure the default.  Franchisee shall be deemed to have abandoned the franchise relationship if the Franchised Restaurant ceases to operate for more than ten (10) days, except as permitted under clause 3.2, whether the Franchised Restaurant remains closed, vacant or is converted to another use.

(k)                                        Franchisee fails to conduct the business of the Franchised Restaurant in compliance with all material Laws and regulations in all material respects as required under clause 3.2 of this Agreement.

(l)                                            A levy of execution is made upon any material property used in any Franchised Restaurant or any Location, and the levy is not discharged within thirty (30) days.

(m)                                    Franchisee fails to remedy any other material breach of any material term of this Agreement with respect to a Franchised Restaurant within thirty (30) days’ notice given to Franchisee by FRANCHISOR specifying the breach to be remedied, telling Franchisee what FRANCHISOR requires to be done to remedy the breach.

(n)                                        Franchisee for more than three (3) times in any 12-month period during the Agreement Term breaches any obligation under this Agreement in relation to the same Franchised Restaurant.  Franchisee shall have no possibility to cure such breach.

(o)                                        Franchisee is insolvent, files a petition or application seeking any type of relief under any bankruptcy code or any state insolvency or similar law affecting the rights of creditors or is unable to pay its debts as they fall due, (or someone files a petition to have the Franchisee adjudicated a bankrupt and such application or petition is not removed within

90 days after it is filed) or makes an arrangement with its creditors or if any distress or execution is levied on Franchisee’s material goods or if an administrator, liquidator, trustee or receiver is appointed over the whole or substantial part of Franchisee’s undertaking or application is made for any such appointment to be made, or if any other steps are taken under any insolvency, bankruptcy, receivership, or moratorium laws from time to time in force, including any moratorium or if Franchisee takes any action to liquidate or wind up its operations.

(p)                                        A final and non-appealable judgment against Franchisee  (including a final and non-appealable judgment in favor of FRANCHISOR or any of its Affiliates) that is (i) more than US$20,000 and pertains to a single Franchised Restaurant, or (ii) more than US$100,000 and pertains to multiple Franchised Restaurants or the operation of Franchisee’s business  remains unsatisfied for thirty (30) days or for a longer period of time if permitted under the applicable Law, or a levy of execution is made upon the License granted by this Agreement and the levy is not discharged within thirty (30) days.

(q)                                        Franchisee or the Managing Owner is convicted by a final and non-appealable judgment of an offense punishable by a term of imprisonment in excess of one year, or an offense, regardless of how punishable, for which a material element is fraud, dishonesty or moral turpitude, and the Managing Owner is not removed from his or her position as Managing Owner within sixty (60) days after such conviction.  If this act of default occurs, Franchisee shall have no opportunity to cure.

(r)                                           Franchisee fails to pay when due and payable any material undisputed bills, invoices or statements from suppliers of goods or services to any Franchised Restaurant and lenders, landlords or other vendors of the Franchisee and such delay could reasonably be expected to have a material adverse effect on the reputation of the FRANCHISOR, Franchisee or any of their Affiliates, or the Burger King System (in whole or in part) in the Territory.

(s)                                          Franchisee acts in any fraudulent manner in connection with the operation of a Franchised Restaurant, including if Franchisee knowingly made any materially false statement in connection with any report of Gross Sales or in any other report, account or financial statement required under this Agreement, or if Franchisee knowingly made false or misleading statements in order to obtain execution of this Agreement by FRANCHISOR.  If this act of default occurs, Franchisee shall have no opportunity to cure.

(t)                                           Franchisee challenges the validity or ownership of the Burger King Trademarks or the Confidential Information or FRANCHISOR’s rights in the Burger King System. If this act of default occurs, Franchisee shall have no opportunity to cure.

(u)                                        if any Transfer or other event occurs which is in violation of clause 14 (Transfer Restrictions).  If this act of default occurs, Franchisee shall have no opportunity to cure.

(v)                                        Franchisee uses or duplicates the Burger King System or engages in unfair competition or acquires an interest in a Competitor in violation of clause 17 of this Agreement or discloses any Confidential Information or trade secrets of FRANCHISOR in violation of clause 11.3 of this Agreement.  If this act of default occurs, Franchisee shall have no opportunity to cure.

(w)                                      if it is determined by an Authority that Franchisee, the Managing Owner or any other senior officer of Franchisee has violated any Anti-Corruption Laws and in the event that the Managing Owner and/or such other senior officer of Franchisee is involved, the Managing Owner and/or other senior officer of Franchisee is not removed from his or her position as Managing Owner or senior officer, as applicable, within sixty (60) days after such determination.  If this act of default occurs, Franchisee shall have no opportunity to cure.

(x)                                        Franchisee, without the prior consent of FRANCHISOR, enters into a management agreement or consulting arrangement to manage the operations of any one or more of the Franchised Restaurants.

(y)                                        Franchisee fails to remedy any other material breach of any material term of this Agreement within thirty (30) days’ notice and opportunity to cure given to Franchisee by FRANCHISOR specifying the breach to be remedied, telling Franchisee what FRANCHISOR requires to be done to remedy the breach.

15.2            Effect of Franchise Ending.

Upon expiration or termination of this Agreement for any reason, all rights of Franchisee to use any of FRANCHISOR’s intellectual property (including the Burger King System, the Burger King Trademarks and the Confidential Information) at all Locations will terminate and the provisions of clause 15.4 will apply.  Upon expiration of the Term of any Unit Addendum (“Expired Restaurant”) or termination of a Unit Addendum with respect to any Franchised Restaurant, all rights of Franchisee to use any of FRANCHISOR’s intellectual property (including the Burger King System, the Burger King Trademarks and the Confidential Information) at the Location of the Expired Restaurant or Terminated Restaurant will terminate and the provisions of clause 15.3 will apply.

15.3    Action on Termination of a Unit Addendum for a Franchised Restaurant.

Upon expiration or termination for any reason of a Unit Addendum for any Franchised Restaurant, all monies owed by Franchisee to FRANCHISOR and any FRANCHISOR Affiliate relating to the Expired Restaurant or Terminated Restaurant, as applicable, shall be immediately due and payable within thirty (30) days of such expiration or termination of the relevant Unit Addendum.  Franchisee shall not be entitled to any goodwill or other compensation or refund of fees for any reason. In addition, Franchisee must:

(a)               promptly cease using the Burger King System including the Burger King Trademarks or any mark confusingly similar to the Burger King Trademarks and the Confidential Information at the Expired Restaurant or Terminated Restaurant, as applicable;

(b)               not thereafter identify itself as or hold itself out as a Burger King franchisee at the relevant Location or as having any connection or relationship with FRANCHISOR or the Burger King System at the relevant Location;

(c)                de-identify the Expired Restaurant or Terminated Restaurant, as applicable, in accordance with FRANCHISOR’s instructions, and in the event Franchisee fails to de-identify any such Franchised Restaurant, Franchisee consents to FRANCHISOR entering that Franchised Restaurant to make the changes at Franchisee’s expense;

(d)               pay all trade creditors relating to the Expired Restaurant or Terminated Restaurant, as applicable, including Approved Suppliers; and

(e)                permit FRANCHISOR to enter the Expired Restaurant or Terminated Restaurant, as applicable, at any time without prior notice to verify that Franchisee has done all things required of it by this clause 15.3, and take whatever actions FRANCHISOR considers reasonably necessary to fulfill any of Franchisee’s obligations under this clause 15.3 which Franchisee fails to fulfill, and Franchisee must pay the reasonable cost of such actions within the time specified in any invoice issued by FRANCHISOR for those costs.

The foregoing shall be in addition to any other rights or remedies of FRANCHISOR that exist under applicable Law.

15.4            Action on Termination of the Agreement

Upon expiration or termination of this Agreement for any reason, all monies owed by Franchisee to FRANCHISOR and any FRANCHISOR Affiliate relating to the Franchised Restaurants shall be immediately due and payable. Franchisee shall not be entitled to any goodwill or other compensation or refund of fees for any reason. In addition, Franchisee must:

(a) without prejudice to clause 11.8, promptly cease using the Burger King System, the Burger King Trademarks or any mark confusingly similar to the Burger King Trademarks and the Confidential Information at the Franchised Restaurants;

(b) not thereafter identify itself as or hold itself out as a Burger King franchisee or as having any connection or relationship with FRANCHISOR or the Burger King System at any Location;

(c) in the event of the termination or expiration of the MFDA promptly delete, destroy or return to FRANCHISOR all Confidential Information including the MOD Manual and all other materials in its possession or control relating to the Burger King System;

(d) in the event of the termination or expiration of the MFDA  destroy or deliver to FRANCHISOR as soon as practicable, at FRANCHISOR’s option, all materials bearing the Burger King Trademarks or in which FRANCHISOR owns copyright or any other intellectual property rights that are otherwise identifiable with the Burger King System, and all proprietary supplies, including all branded goods and such goods made to FRANCHISOR’s formulations as FRANCHISOR determines (which obligation shall be satisfied by the Franchisee using all commercially reasonable efforts in the case of Confidential Information held in an electronic format);

(e) de-identify the Franchised Restaurants in accordance with FRANCHISOR’s instructions, and in the event Franchisee fails to de-identify the Franchised Restaurants, Franchisee consents to FRANCHISOR entering the Franchised Restaurants to make the changes at Franchisee’s expense;

(f) pay all trade creditors relating to the Franchised Restaurants, including Approved Suppliers; and

(g) permit FRANCHISOR to enter the Franchised Restaurants at any time without prior notice to verify that Franchisee has done all things required of it by this clause 15.4, and take whatever actions FRANCHISOR considers reasonably necessary to fulfill any of Franchisee’s obligations under this clause 15.4 which Franchisee fails to fulfill, and Franchisee must pay the cost (to the extent reasonably incurred) of such actions within the time specified in any invoice issued by FRANCHISOR for those costs.

The foregoing shall be in addition to any other rights or remedies of FRANCHISOR that exist under applicable Law.

15.5            Set Off.

FRANCHISOR may set off any monies owing to FRANCHISOR or any of its Affiliates in respect of Royalties, Advertising Contributions, or any other amounts due hereunder against any amount payable by FRANCHISOR to Franchisee on any account. Franchisee may not set off any liability of FRANCHISOR to Franchisee whether under this Agreement or otherwise, against any amount payable by Franchisee to FRANCHISOR under this Agreement or otherwise.

15.6            Additional Rights of FRANCHISOR on Default; Damages.

(a)               If Franchisee ceases or fails to operate a Franchised Restaurant (other than an Early Closure Restaurant) for the periods set forth in clause 15.1 during such Franchised Restaurant’s Term for any reason other than the reasons set forth in clause 3.2, or in the event FRANCHISOR terminates a Unit Addendum or this Agreement in accordance with clause 15.1 hereto, then, in addition to FRANCHISOR’s rights and remedies set out in this clause 15, Franchisee acknowledges that: (i) FRANCHISOR will suffer loss and damage; (ii) the loss and damage will be impossible, complex or expensive to quantify accurately in financial terms and cannot be precisely calculated or proved; and (iii) Franchisee will be liable to FRANCHISOR for actual direct damages and loss of profits (calculated solely as described in clause 15.6(b)) incurred by FRANCHISOR as a result of Franchisee’s failure to continue to operate the Franchised Restaurant for the remainder of the applicable Term of the Unit Addendum for the Franchised Restaurant by paying the damages specified in this clause 15.6.

(b)               For the purpose of clause 15.6(a), “actual direct damages and loss of profits” are calculated as an amount equal to the lesser of (i) the total of Royalties that would have been payable by Franchisee under this Agreement if Franchisee had continued to operate the Franchised Restaurant for the remainder of the applicable Term of the Unit Addendum for the Franchised Restaurant; or (ii) (A) in the event the Development Rights are in effect, the total of Royalties that would have been payable by Franchisee under this Agreement if Franchisee had continued to operate the Franchised Restaurant for an additional period of twenty-four (24) months or (B) in the event of an MFDA Termination Event, the total of Royalties that would have been payable by Franchisee under this Agreement if Franchisee had continued to operate the Franchised Restaurant for an additional period of thirty-six (36) months, based (in each of (i) and (ii)) on the average Gross Sales over the 36-month period (or shorter period if the applicable Franchised Restaurant has been open for less than 36 months) immediately preceding the date on which Franchisee ceased to operate the Franchised Restaurant (“Damages”).

(c)                The relevant amount of Damages must be paid within sixty (60) days of FRANCHISOR’s written demand.

(d)               The Damages payable by Franchisee under this clause 15.6 are recoverable as a debt due to FRANCHISOR and shall be secured by a lien in favor of FRANCHISOR against the personal property, machinery, fixtures and equipment owned by Franchisee and on the Location at the time of the default.

(e)                If any default under clause 15.1 occurs, in addition and without prejudice to its rights under this clause 15.6 or any other rights, FRANCHISOR has the right but not the obligation to take whatever actions it considers necessary to remedy the default, at Franchisee’s sole risk and cost (including administrative costs and staff time) and without compensation to Franchisee, including by entering the Franchised Restaurant with prior notice to the Franchisee and after the normal business hours to remove and destroy unapproved or obsolete signs, advertising or promotional material, slogans or material on which Burger King Marks appear.

15.7            Specific Performance.

Franchisee acknowledges that FRANCHISOR may seek an injunction or similar remedy for any breach or threatened breach of this Agreement for which damages may not be adequate compensation.

15.8            Termination by Franchisee

Franchisee, may, pursuant to Article 12 of the Commercial Franchise Administration Regulation promulgated by the State Council of China and effective as of May 1, 2007, terminate this Agreement within SEVEN (7) DAYS after the signing date of this Agreement (“Termination Period”).  Franchisee further acknowledges that the foregoing seven-day Termination Period has been agreed to by FRANCHISOR and Franchisee based on their negotiations and reflects a truthful allocation of risks and liabilities after taking into account all of the relevant factors in entering into this Agreement.  In the event that Franchisee elects to terminate this Agreement pursuant to this clause 15.8:

(a)               Franchisee shall, within the foregoing Termination Period, send the original copy of a written notice to terminate this Agreement (“Termination Notice”) to FRANCHISOR by hand-delivery or registered air mail, postage fully prepaid.  Franchisee shall clearly state its decision to terminate this Agreement in such Termination Notice, which shall be signed by the legal representative of Franchisee and affixed with the corporate seal of Franchisee.  This Agreement may be terminated pursuant to this clause 15.8 only after FRANCHISOR actually receives the original copy of the Termination Notice that meets the foregoing requirements.  For the avoidance of doubt, if FRANCHISOR does not receive the Termination Notice that meets all of the foregoing requirements, this Agreement shall not be terminated and shall continue in full force and effect and be binding upon FRANCHISOR and Franchisee.

(b)               If this Agreement is terminated pursuant to this clause 15.8, Franchisee shall comply with all relevant responsibilities herein upon termination of this Agreement.

16.                   Right of Entry

Franchisee will execute all documents required by FRANCHISOR in connection with FRANCHISOR’s entry into the Franchised Restaurants, Locations or other premises for purposes of, and when permitted under, this Agreement and will use its reasonable efforts to procure any consent required from any third party in connection with FRANCHISOR’s entry into the Franchised Restaurants, Locations or other premises.  Franchisee hereby waives and releases FRANCHISOR from all rights, actions or claims which Franchisee may at any time have against FRANCHISOR in connection with FRANCHISOR’s entry into the Franchised Restaurants, Locations or other premises for purposes of, and when permitted under, this Agreement except to the extent that such rights, action or claims arise directly from a failure by FRANCHISOR to use reasonable care in exercising its right of entry.

17.                   Restrictive Covenant

17.1            Franchisee will not, during the Agreement Term or after its expiration or termination, directly or indirectly engage in the operation of any restaurant, except as licensed by FRANCHISOR, which utilizes or duplicates the whole or any part of the Burger King System or any Confidential Information.  This obligation shall not extend (after the expiration or other termination of this Agreement) to any know-how which has entered the public domain without fault on Franchisee’s part.

17.2            Franchisee will not, directly or indirectly, during the Agreement Term and for one (1) year after the assignment, expiration or termination of this Agreement (or such longer or shorter period as may be prescribed by Law):

(a)               own, operate or make any investment in any Person that is a Competitor;

(b)               control any Person which owns or operates a Competitor;

(c)                provide marketing, advertising, training, monitoring, development, reporting and collection services to any Person which owns or operates a Competitor; and/or

(d)               act as a master franchisee for any Competitor.

17.3            Franchisee agrees that the restrictions in this clause 17 are reasonable and necessary to avoid any real or potential conflict of interest and to protect the Burger King System and the Confidential Information and other proprietary information of FRANCHISOR and the legitimate business interests of FRANCHISOR and its franchisees, and in order for Franchisee to focus its resources and energies on the successful operation of the Franchised Restaurants.

18.                   Miscellaneous; General Conditions

18.1               Non-Waiver.

The failure or delay on the part of FRANCHISOR to exercise any right or option given to it under this Agreement, or to insist on strict compliance by Franchisee with the terms of this Agreement, shall not constitute a waiver of any terms or conditions of this Agreement with respect to any other or subsequent breach, nor a waiver by FRANCHISOR of its right at any time thereafter to require exact and strict compliance with all the terms of this Agreement.  The rights or remedies set out in this Agreement are in addition to any other rights or remedies which may be granted by law.

18.2           Governing Law & Arbitration; Language.

(a)                                 This Agreement and any non-contractual obligations arising out of or in connection with this Agreement shall be governed by, and interpreted in accordance with, Hong Kong law. The United Nations Convention Contracts for the International Sale of Goods of 11 April 1980 is hereby waived and excluded from application to this Agreement.

(b)                                 If any dispute, controversy or claim arises out of or in connection with this Agreement, including the breach, termination or invalidity thereof (“Dispute”), any party may serve formal written notice on the other party that a Dispute has arisen (“Notice of Dispute”).

(c)                                  The parties shall use all reasonable efforts for a period of thirty (30) days from the date on which the Notice of Dispute is served by one party on the other party (or such longer period as may be agreed in writing between the parties) to resolve the Dispute on an amicable basis.

(d)                                 If the parties are unable to resolve the Dispute by amicable negotiation within the time period referred to in clause 18.2(c), the Dispute shall be referred to the respective Chief Executives of FRANCHISOR and Franchisee who shall attempt, for a period of thirty (30) days from the expiry of the time period referred to in clause 18.2(c) to resolve the Dispute.  If the respective Chief Executives of FRANCHISOR and Franchisee are unable to resolve the Dispute within the stated time period (or such longer period as may be agreed in writing between the parties), the Dispute shall be resolved in accordance with clause 18.2(e) below.

(e)                                  Subject to clauses 18.2(a) to 18.2(c), the Dispute shall be referred to and finally resolved by arbitration under the Rules of Arbitration of the International Chamber of Commerce in effect on the date of commencement of the arbitration.  Three arbitrators shall be appointed in accordance with the said Rules. The place of arbitration shall be Hong Kong and the language to be used in the arbitral proceedings shall be English, save that all documents filed in the arbitration do not have to be translated from their original language unless expressly ordered by the tribunal in consultation with the parties.  All pleadings and correspondence shall be submitted in English. The parties shall have the right to seek interim relief from a court of competent jurisdiction, at any time before and after the arbitrator has been appointed, up until the arbitrator has made his final award.

(f)                                   Each party to this Agreement agrees that it shall be joined as an additional party to any arbitration involving a dispute, controversy or claim arising out of or in connection with any of the Transaction Documents, if requested by any party to the arbitration to do so.

(g)                                  If more than one arbitration is commenced under the Transaction Agreements in which any party to this Agreement is also a party, and any party to the two or more arbitrations contends that the arbitrations should be consolidated into a single arbitration on the basis that the arbitrations raise similar issues of fact or law, each party to this Agreement agrees to consolidation of the arbitrations, if an order for consolidation is subsequently made.  Where two or more arbitrations are consolidated, each party to this Agreement agrees that they shall be consolidated into the arbitration that commenced first.

18.3            Severability.

FRANCHISOR and Franchisee agree that if any provisions of this Agreement may be construed in more than one way, one or more of which would render the provision illegal or otherwise voidable or unenforceable, and one of which would render the provision valid and enforceable, such provision shall have the meaning which renders it valid and enforceable.  The language of all provisions of this Agreement shall be construed according to its fair meaning and not strictly against any party. It is the intent of the parties that the provisions of this Agreement be enforced to the fullest extent and should any court or other public agency determine that any provision herein is not enforceable as written in this Agreement, the parties shall use their best endeavors to amend it so that it is enforceable to the fullest extent permissible under the laws and public policies of the jurisdiction in which the enforcement is sought.  The provisions of this Agreement are severable and this Agreement shall be interpreted and enforced as if all completely invalid or unenforceable provisions were not contained in the Agreement, and partially valid and enforceable provisions shall be enforced to the extent that they are valid and enforceable.

18.4            Consent.

In all cases where Franchisee is required to obtain FRANCHISOR’s prior consent, authorization or approval, except as otherwise indicated herein such consent, authorization or approval shall be granted or withheld in FRANCHISOR’s sole and absolute discretion and unless otherwise indicated, any such consent, authorization or approval must be in a writing signed by a duly authorized officer of FRANCHISOR.

18.5            Notices.

Any notice, demand, request, consent, approval, authorization, designation, specification or other communication given or made to or by a party to this Agreement:

(a)               must be in writing and in English, addressed:

(i) if to FRANCHISOR:                BK AsiaPac, Pte. Ltd

101 Thomson Road

#13-03/04 United Square

Singapore 307591

with copy to:

Burger King Corporation

5505 Blue Lagoon Drive

Miami, FL  33126

Facsimile:  +1 305 378 7868

Attention: General Counsel

(ii) if to Franchisee:                       the address specified in Schedule A as Franchisee’s address or Franchisee’s last known mailing address or as specified to the sender by any party by notice.

(b)               is regarded as being given by the sender and received by the addressee: (i) if by delivery in person (including by courier), when delivered to the addressee; and (ii) if by mail, on the earlier of actual receipt or the 15th day after being deposited in the mail.

18.6           Modification.

This Agreement may only be modified or amended by a document signed by all the parties to this Agreement except as otherwise provided in this Agreement.

18.7    Assignment by FRANCHISOR.

(a) FRANCHISOR may Transfer this Agreement, and all of the rights and obligations of FRANCHISOR hereunder, to (i) an Affiliate; or (ii) an IP Transferee (as defined in sub-clause 18.7(b) below) and such Transfer shall inure to the benefit of the successors and assigns of FRANCHISOR.  In the case of any such Transfer, Franchisee hereby grants its prior and irrevocable consent to such assignment and waives any requirement of prior notice.  FRANCHISOR will provide Franchisee with notice of the Transfer within fifteen (15) days following its completion. If required by FRANCHISOR, Franchisee shall take all actions as FRANCHISOR shall reasonably require or as required by applicable Law to effect such Transfer, including executing any deed, agreement or notice of assignment acknowledging and agreeing to the assignment by FRANCHISOR.

(b) For purposes of this clause 18.7, an “IP Transferee” means any Person to which FRANCHISOR Transfers the rights to the Burger King Marks, the Burger King Domain Names and the Burger King Intellectual Property Rights licensed by FRANCHISOR to Franchisee hereunder in respect of all of the Region or a portion of the Region.

(c)  In any Transfer to an IP Transferee, FRANCHISOR shall assign this Agreement, and all of the rights and obligations of FRANCHISOR hereunder, to such IP Transferee, in which case the IP Transferee shall license such Burger King Intellectual Property Rights to Franchisee as contemplated in this Agreement, and Franchisee’s rights and obligations hereunder shall remain in full force and effect.

18.8            Binding Effect.

This Agreement shall be binding upon the parties and their respective successors or assigns.

18.9    Survival.

Any provisions of this Agreement, including but not limited to the insurance and indemnification provisions of this Agreement, which impose an obligation after termination or expiration of this Agreement shall survive the termination or expiration of this Agreement and remain binding on the parties.

18.10 Agency.

FRANCHISOR may subcontract or delegate to an Affiliate or any other entity the performance of any obligation or the right to exercise any right, power, authority or discretion under this Agreement, such that anything that may or must be done by FRANCHISOR under this Agreement may be done instead by or in conjunction with such subcontractor or delegate.  If directed by FRANCHISOR, and to the extent directed by FRANCHISOR, Franchisee must deal with any such subcontractor or delegate as if they were FRANCHISOR.  FRANCHISOR shall remain responsible for the performance of the obligation.

18.11  Attorney’s Fees.

In any litigation or arbitration to enforce the terms of this Agreement, all costs and all attorney’s fees, including those incurred on appeal, incurred as a result of the legal action shall be paid to the prevailing party by the other party.

18.12     Execution of Counterparts.

This Agreement may be executed in any number of counterparts.  Each counterpart is an original but the counterparts together are one and the same agreement.

18.13  Time of the Essence.

Time is of the essence of this Agreement.  If the parties agree to vary a time requirement the time requirement so varied is of the essence of this Agreement.

18.14  Entire Agreement.

This Agreement, together with the Transaction Agreements, and any Unit Addendum executed in connection herewith, and all other transaction documents executed and delivered by the parties, constitute the entire agreement of the parties and supersede all prior negotiations, commitments, representations, warranties, and undertakings of the parties (if any) with respect to the subject matter of this Agreement and the Franchised Restaurants, whether written or oral.

18.15     Interpretation.

In this Agreement, unless otherwise specified (a) singular words include the plural and plural words include the singular; (b) words importing any gender include the other gender; (c) references to any law include all applicable rules, regulations and orders adopted or made thereunder and all statutes or other laws amending, consolidating or replacing the statute or law referred to; (d) references to any agreement or other document, including this Agreement, include all subsequent amendments, modifications or supplements to such agreement or document made in accordance with the terms hereof and thereof; (e) references to sections, clauses and Schedules are to the sections, clauses and Schedules of this Agreement; (f) numberings and headings of sections, clauses and Schedules are inserted as a matter of convenience and shall not affect the construction of this Agreement; (g) the term “including” as used herein means “including but not limited to”; and (h) all Schedules to this Agreement are incorporated herein by this reference thereto as if fully set forth herein, and all references herein to this Agreement shall be deemed to include all such incorporated Schedules.

References to a party shall include such party’s permitted successors and assigns.

The headings as to contents of particular clauses are inserted only for convenience and reference and are in no way to be construed as part of this Agreement or as a limitation on the scope of any of the terms or provisions of this Agreement.

A writing includes any mode of representing or reproducing words in tangible and permanently visible forms, and includes a facsimile transmission.

18.16 Changes in Laws.

The parties agree that if any Laws are changed or introduced or any relevant Authority publishes or issues any statement, rules, code or requirement which in the reasonable opinion of FRANCHISOR renders or is likely to render all or part of this Agreement unenforceable, illegal or void, the parties will immediately amend this Agreement and do all things (including executing documents) necessary or desirable to ensure that this Agreement is not unenforceable, illegal or void.

ACKNOWLEDGEMENT BY FRANCHISEE

Franchisee represents to FRANCHISOR that before signing this Agreement, they have:

1.                                      been advised by FRANCHISOR or its agents to take independent professional advice on all aspects of this Agreement and the Burger King System and they have taken such independent advice as they deem necessary and have independently satisfied themselves on all relevant matters, including, without limitation, the suitability of the Location for the conduct of the Franchised Restaurant and any estimates or projections relating to profit or return on investment provided by FRANCHISOR or its agents;

2.                                      carefully read and understood the provisions of this Agreement and any disclosure document provided to Franchisee (receipt of which Franchisee acknowledges);

3.                                      not relied on any statement, representation or warranty made by FRANCHISOR or its employees or agents other than as set out in this Agreement, the MFDA or any of the Transaction Agreements or in any other documents executed and delivered by the parties in connection with the transactions contemplated hereby and thereby or in any disclosure document provided to Franchisee; and

4.                                      understood that FRANCHISOR does not guarantee to provide a rate of return on investment or profit to Franchisee, and that the amount of any profit or return on investment depends on their own effort and investment.

Executed as an agreement:

SIGNED FOR AND ON BEHALF OF

BK ASIAPAC PTE. LTD.

By:	/s/ Elias Diaz Sese

Print Name:	Elias Diaz Sese
Title:

Attest:	/s/ Amelia Lim

Print Name:	Amelia Lim

Title:

Executed by

BURGER KING (SHANGHAI) RESTAURANT COMPANY LTD.

in accordance with its

Constitution in the presence of:

/s/ Elias Diaz Sese
Signature of Director

Elias Diaz Sese
Name of Director (print)

/s/ Paul Lacy-Smith
Signature of Secretary/Director

Paul Lacy-Smith
Name of Secretary/Director (print)

Executed by

BK (BEIJING) RESTAURANT MANAGEMENT CO., LTD.

in accordance with its

Constitution in the presence of:

/s/ Elias Diaz Sese
Signature of Director

Elias Diaz Sese
Name of Director (print)

/s/ Paul Lacy-Smith
Signature of Secretary/Director

Paul Lacy-Smith
Name of Secretary/Director (print)

Executed by

BK FOODS (SHENZHEN) CO., LTD.

in accordance with its

Constitution in the presence of:

/s/ Elias Diaz Sese
Signature of Director

Elias Diaz Sese
Name of Director (print)

/s/ Paul Lacy-Smith
Signature of Secretary/Director

Paul Lacy-Smith
Name of Secretary/Director (print)

Schedule A

Franchisee:

BURGER KING (SHANGHAI) RESTAURANT COMPANY LTD., a company organized under the laws of the People’s Republic of China and having a principal place of business at Room 704-708, Finance Square, No. 333 Jiujiang Road, Shanghai 200001, PRC.

BK (BEIJING) RESTAURANT MANAGEMENT CO., LTD., a company organized under the laws of the People’s Republic of China and having a principal place of business at 5th Floor, Zhongfang Building, No. 19 Jianguomennei Street, Beijing 100005, PRC.

BK FOODS (SHENZHEN) CO., LTD., a company organized under the laws of the People’s Republic of China and having a principal place of business at Room 1803, International Chamber of Commerce Tower, Fuhua 3rd Road, Shenzhen 518048, the PRC.

Franchise Fee:

Except as set forth in clause 2.2, Franchisee shall pay FRANCHISOR or its designee for the opening of each Franchised Restaurant and the issuance of a Unit Addendum (and for any Renewal Unit Addendum) the amount of US $50,000 for a 20-year term (which amount will be prorated if the term of the applicable Unit Addendum or Renewal Unit Addendum is less than 20 years), subject to clauses 8(4) and 8(5) of the MFDA.

Term:	Up to 20 years, subject to evidence of property control.

Royalty Percentage:	(a) Franchisee shall pay to FRANCHISOR or its designee monthly Royalties equal to the following:

(This material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the Commission.)

(b)  Franchisee shall pay to FRANCHISOR or its designee monthly Royalties for each Existing PRC Company Restaurant as follows:  (This material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the Commission.).

Advertising Percentage:	5% of Gross Sales at the Franchised Restaurant or the Existing PRC Company Restaurant, as applicable.

Reference Rate:	the exchange rate announced by the People’s Bank of China as the exchange rate between RMB and U.S. dollars.

Managing Owner:

SCHEDULE B

UNIT LICENSE ADDENDUM

This Unit License Addendum (“Unit Addendum”) is made and entered into as of                         , 20        (“Effective Date”), by and between BK ASIAPAC PTE. LTD. (“Franchisor”) and [BURGER KING (SHANGHAI) RESTAURANT COMPANY LTD, BK (BEIJING) RESTAURANT MANAGEMENT CO., LTD,  or  BK FOODS (SHENZHEN) CO., LTD.]  (“Franchisee”) with reference to the following facts:

A.                                    FRANCHISOR and Franchisee have entered into a Franchise Agreement (“Franchise Agreement”) pursuant to which FRANCHISOR granted Franchisee rights to operate Burger King Restaurants in the Territory.

B.                                    FRANCHISEE now desires to locate and operate one Restaurant, under the Franchise Agreement, at the Location listed below, and FRANCHISOR has agreed to grant Franchisee a license for such Restaurant.

NOW THEREFORE, the parties agree as follows:

1.                                      Incorporation by Reference.  It is agreed that, with the exception of those specific items set forth below, all of the terms, conditions and provisions of the Franchise Agreement (including all defined terms) are incorporated in this Unit Addendum as if fully and completely set forth in this Unit Addendum.  The incorporation of the applicable terms and provisions of the Franchise Agreement into this Unit Addendum will continue in effect so long as this Unit Addendum remains in effect, notwithstanding the termination or expiration of the Franchise Agreement.  Unless otherwise indicated, all capitalized terms used in this Unit Addendum have the meanings set forth in the Franchise Agreement.

2.                                      Grant.  Subject to the terms and conditions of the Franchise Agreement and Franchisee’s continuing faithful performance thereunder, Franchisor hereby grants to Franchisee the right and license (“Unit License”) to operate a Franchised Restaurant under the Burger King System and the Burger King Marks (“Unit”) to be located at:

(“Location”)

3.                                      Initial Term.  This Unit Addendum will commence on the Opening Date and continue until [INSERT EXPIRATION DATE] unless terminated earlier as provided in the Franchise Agreement.  Termination of this Unit Addendum will not, in and of itself, effect a termination of the Franchise Agreement.  Franchisee will have the right to obtain a Renewal Unit Addendum in accordance with the terms and conditions of clause 2.5 of the Franchise Agreement.

4.                                      Termination by Franchisee.  Franchisee, may, pursuant to Article 12 of the Commercial Franchise Administration Regulation promulgated by the State Council of China and effective as of May 1, 2007, terminate this Unit Addendum within SEVEN (7) DAYS after the signing date of this Unit Addendum (“Termination Period”).  Franchisee further acknowledges that the foregoing seven-day Termination Period has been agreed to by Franchisor and Franchisee based on their negotiations and reflects a truthful allocation of risks and liabilities after taking into account all of the relevant factors in entering into this Unit Addendum.  In the event that Franchisee elects to terminate this Unit Addendum pursuant to this clause 4:

(a)                                 Franchisee shall, within the foregoing Termination Period, send the original copy of a written notice to terminate this Unit Addendum (“Termination Notice”) to FRANCHISOR by hand-delivery or registered air mail, postage fully prepaid.  Franchisee shall clearly state its decision to terminate this Unit Addendum in such Termination Notice, which shall be signed by the legal representative of Franchisee and affixed with the corporate seal of Franchisee.  This Unit Addendum may be terminated pursuant to this clause 4 only after FRANCHISOR actually receives the original copy of the Termination Notice that meets the foregoing requirements.  For the avoidance of doubt, if FRANCHISOR does not receive the Termination Notice that meets all of the foregoing requirements, this Unit Addendum shall not be terminated and shall continue in full force and effect and be binding upon FRANCHISOR and Franchisee.

(b)                                 If this Unit Addendum is terminated pursuant to this clause 4, Franchisee shall comply with all relevant responsibilities under the Franchise Agreement upon termination of this Unit Addendum.

5.             BK Number.  The Franchised Restaurant to be operated at the Location shall be referred to as “BK#     .”

6.             The Franchise Fee for the Franchised Restaurant shall be:           .

7.             The Operations Director for the Franchised Restaurant shall be                     .

8.             The Royalty Percentage for the Franchised Restaurant shall be                    .

9.             The Advertising Percentage for the Franchised Restaurant shall be                    .

IN WITNESS WHEREOF, the parties have executed this Unit License Addendum on the date first written above.

FRANCHISEE	BK ASIAPAC PTE. LTD.

By:	By:
Name:	Name:
Title:	Title:

Schedule C

List of Registered Marks

Trademark	Class	Registration Number
BIG KING	30 Int.	1273856
BK & Flaming Crescent Design	29 Int.	6970164
BK & Flaming Crescent Design	30 Int.	6970163
BK & Flaming Crescent Design	43 Int.	6970162
BK CHICK’N CRISP	30 Int.	7364418
BK CHICK’N CRISP	29 Int.	7364428
BK CHICK’N CRISP	43 Int.	7364791
BK FLAME DESIGN	43 Int.	7358362
BK FLAME DESIGN	32 Int.	7358363
BK FLAME DESIGN	31 Int.	7358364
BK FLAME DESIGN	30 Int.	7358365
BK FLAME DESIGN	29 Int.	7358366
BK FLAME DESIGN	28 Int.	7358367
BK FLAME DESIGN	25 Int.	7358368
BK FLAME DESIGN	16 Int.	7358369
BK WRAPPER	30 Int.	6856947
BK Wrapper in Chinese	30 Int.	6856944
BURGER KING	29 Int.	260169
BURGER KING	30 Int.	254320
BURGER KING	32 Int.	382684
BURGER KING & Crescent Design	42 Int.	1418784
BURGER KING & Crescent Design	43 Int.	5049571
BURGER KING & Crescent Design (Color)	28 Int.	4156785
BURGER KING & Crescent Design (Color)	29 Int.	4156784
BURGER KING & Crescent Design (Color)	30 Int.	4156632
BURGER KING & Crescent Design (Color)	31 Int.	4156631
BURGER KING & Crescent Design (Color)	32 Int.	4156630
BURGER KING & Crescent Design and Simplified Chinese Characters (Horizontal) (Color)	28 Int.	4156791
BURGER KING & Crescent Design and Simplified Chinese Characters (Horizontal) (Color)	29 Int.	4156790
BURGER KING & Crescent Design and Simplified Chinese Characters (Horizontal) (Color)	30 Int.	4156789

BURGER KING & Crescent Design and Simplified Chinese Characters (Horizontal) (Color)	31 Int.	4156788
BURGER KING & Crescent Design and Simplified Chinese Characters (Horizontal) (Color)	32 Int.	4156787
BURGER KING & Crescent Design and Simplified Chinese Characters (Horizontal) (Color)	43 Int.	4156786
BURGER KING & Crescent Design and Simplified Chinese Characters (Vertical) (Color)	28 Int.	4156777
BURGER KING & Crescent Design and Simplified Chinese Characters (Vertical) (Color)	29 Int.	4156776
BURGER KING & Crescent Design and Simplified Chinese Characters (Vertical) (Color)	30 Int.	4156775
BURGER KING & Crescent Design and Simplified Chinese Characters (Vertical) (Color)	31 Int.	4156774
BURGER KING & Crescent Design and Simplified Chinese Characters (Vertical) (Color)	32 Int.	4156793
BURGER KING & Crescent Design and Simplified Chinese Characters (Vertical) (Color)	43 Int.	4156792
BURGER KING & Hamburger Design	29 Int.	260168
BURGER KING & Hamburger Design	30 Int.	254319
BURGER KING & Hamburger Design	32 Int.	382685
BURGER KING & Hamburger Design	42 Int.	760294
BURGER KING(Han Bao Wang)(Simplified Chinese Characters)(Color)	28 Int.	4156783
BURGER KING(Han Bao Wang)(Simplified Chinese Characters)(Color)	30 Int.	4156781
BURGER KING(Han Bao Wang)(Simplified Chinese Characters)(Color)	31 Int.	4156780
BURGER KING(Han Bao Wang)(Simplified Chinese Characters)(Color)	32 Int.	4156779
BURGER KING(Han Bao Wang)(Simplified Chinese Characters)(Color)	43 Int.	4156778
BURGER KING (Chinese Characters)	30 Int.	254293
BURGER KING (Chinese Characters)	32 Int.	382683
BURGER KING (Han Bao Bao Wang) (Chinese characters)	29 Int.	267381
BURGER KING (Simplified Chinese Characters)(Color)	29 Int.	4156782
BURGER KING (Stylized)	29 Int.	162334

BURGER KING (Stylized)	30 Int.	162335
BURGER KING (Stylized)	42 Int.	760293
BURGER KING (Stylized, Downward Slant)	32 Int.	380352
HOME OF THE WHOPPER	29 Int.	260170
HOME OF THE WHOPPER	30 Int.	254325
HOME OF THE WHOPPER	32 Int.	382682
WHOPPER	29 Int.	260171
WHOPPER	30 Int.	6410138
WHOPPER(Chinese Characters in color)	29 Int.	5802858
WO XUAN WO WEI(HAVE IT YOUR WAY in simplified Chinese)	43 Int.	5062250
BUN & CRESCENT (IN COLOR)	43 Int.	7302757
HAVE IT YOUR WAY & WO XUAN WO WEI(CHINESE CHARACTERS)	43 Int.	7388539
HAVE IT YOUR WAY & WO XUAN WO WEI(CHINESE CHARACTERS)	29 Int.	8068625
HAVE IT YOUR WAY (WO XUAN WO WEI)(SIMPLIFIED CHINESE CHARACTERS)	29 Int.	5926506
WHOPPER(HUANGBAO) (SIMPLIFIED CHINESE CHARACTERS)	30 Int.	5802779
WHOPPER(HUANGBAO) (SIMPLIFIED CHINESE CHARACTERS)	30 Int.	7416368

KING DELIGHT	16, 25, 28, 29, 30, 31, 32, 43 Int.	WO Reg No. 867317*
BURGER KING & CRESCENT DESIGN	16 Int.	8814657

*This is an international registration with extension of protection to China

Schedule D

Required Insurance

1.                                     Comprehensive general liability insurance (including risks required to be covered by local law, and including products liability and broad form contractual liability):

•                  US$250,000 per Restaurant per occurrence for bodily injury;

•                  US$100,000 per Restaurant per occurrence for property;

•                  US$1,000,000 per Restaurant per occurrence (umbrella); and

•                  When the number of Restaurants is 50 or more, $50 million in umbrella coverage.

2.                                     Automotive liability insurance, including bodily injury and property damage for all owned, non-owned and hired vehicles: no minimum requirement.

3.                                     All risks property insurance for the full replacement value of each Franchised Restaurants which is sufficient to satisfy any co-insurance clause contained in the policy.

4.                                     Business interruption insurance to insure Franchisee for losses incurred as a result of a business interruption, such as fire, storm or other natural or man-made disaster, which causes the Franchised Restaurant to be closed for a period of time.  Such business interruption insurance policy will, at a minimum, provide a level of coverage to Franchisee sufficient for Franchisee to be able to pay to FRANCHISOR, on a monthly basis, the estimated Royalties and Advertising Contributions that Franchisee would have been obligated to pay had the business interruption not occurred.

The foregoing amount shall be calculated by taking the average monthly Gross Sales of the Franchised Restaurant over the 12 months immediately preceding the date of the business interruption (or in the case where the Franchised Restaurant has not been open for 12 months, Franchisee’s estimate of the average monthly Gross Sales) and multiplying such number first by the Royalty Percentage and then by the Advertising Percentage, and adding the two results together.

5.                                     Workers compensation insurance and employer’s liability insurance, as well as insurance covering disability benefits: as required by law.

6.                                     Any other insurance policies FRANCHISOR may reasonably require from time to time.